Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

LIBERTY RESOURCES ACQUISITION CORP.

LIBERTY ONSHORE ENERGY, B.V.

LIBERTY ONSHORE RESOURCES B.V.

LIBY MERGER SUB LLC

and

MARKMORE ENERGY (LABUAN) LIMITED

effective as of

December 15, 2022

This document is intended solely to facilitate discussions among the parties identified herein. It is not intended to create, and will not be deemed to create, a legally binding or enforceable offer or agreement of any type or nature prior to the duly authorized and approved execution of this document by all such parties and the delivery of an executed copy hereof by all such parties to all other parties.

THIS DOCUMENT SHALL BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BY LIBERTY AND/OR ANY OF ITS AFFILIATES.

TABLE OF CONTENTS

- i -

- ii -

- iii -

EXHIBITS

Exhibit A	–	Sponsor Support Agreement
Exhibit B	–	Form of Registration Rights Agreement
Exhibit C	–	Lock-Up Agreements

- iv -

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”) is effective as of December 15, 2022, by and among Liberty Resources Acquisition Corp., a Delaware corporation (“Liberty”), Liberty Onshore Energy B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“PubCo”), Liberty Onshore Resources B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid (“HoldCo”), LIBY Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), and Markmore Energy (Labuan) Limited (“Markmore”). Liberty, PubCo, HoldCo, Merger Sub and Markmore are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, Markmore is a private limited liability company that was formed in Malaysia;

WHEREAS, Markmore is the owner of 100% of the shares in the capital of Markmore Central Asia B.V. (“MCA”) is currently in liquidation in the Netherlands and the Parties acknowledge is subject to any applicable rules and Laws (the “MCA Liquidation Proceeding”), and is the owner of 100% of the shares in the capital of Markmore Onshore B.V. (“MO”);

WHEREAS, MCA currently is the owner of 100% of the participating interests in of Caspi Oil and Gas, a limited liability partnership in Kazakhstan (“COG”);

WHEREAS, as described herein and in accordance with this Agreement,

•	Markmore will contribute its shares in MCA as share premium (“in Dutch: Agio”) or in a share for share transaction to MO, whichever option is advised by the tax advisor to be obtained as soon as possible following the signing of this Agreement, with MCA becoming a wholly owned subsidiary of MO (“Transfer of MCA”);

•	as soon as possible after the laws of Kazakhstan permit such transfer of ownership of COG, MCA and MO will be merged, with MO being the surviving entity and as a result MO becoming the owner of 100% of the participating interests in COG (“MCA/MO Merger”);

WHEREAS, PubCo is a newly formed private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) that was formed in the Netherlands for purposes of consummating the Transactions;

WHEREAS, PubCo’s issued share capital amounts to one PubCo Class A Share with a nominal value of €1 and 700 PubCo Class B Shares with a nominal value of €1;

WHEREAS, Markmore is the owner of 100% of the shares in the capital of PubCo;

WHEREAS, PubCo has created Holdco as a newly formed private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) that was formed in the Netherlands for purposes of consummating the Transactions, and PubCo owns 100% of shares owned of HoldCo;

WHEREAS, Merger Sub is a newly formed limited liability company and direct, wholly owned subsidiary of PubCo, formed in Delaware for the sole purpose of the Liberty Merger (defined below);

WHEREAS, at the Merger Effective Time, HoldCo and MO will merge into MO, with MO surviving as a wholly owned subsidiary of PubCo (the “Merger MO”);

WHEREAS, Liberty is a blank check company incorporated in Delaware for the purpose of entering into a Business Combination with one or more businesses or entities;

WHEREAS, at the Merger Effective Time and after the PIPE Financing, on the terms and subject to the conditions set forth in this Agreement, (a) Liberty Shareholders will exchange their Liberty Common Share for PubCo Class B Shares and, as a result, PubCo will own 100% of the shares in Liberty, and (b) each Liberty Warrant outstanding immediately prior to the Merger Effective Time will be assumed by PubCo and, subject to the terms of the Warrant Agreement, thereafter exercisable to purchase one (1) PubCo Class B Share (the “Share Exchange”) and after this exchange Liberty will merge into Merger Sub, with Liberty surviving (the “Surviving Company”) as a wholly owned subsidiary of PubCo (the “Merger Liberty” together with the Merger MO, collectively the “Merger”);

WHEREAS, following the Merger Effective Time and prior to Closing, PubCo will be changed from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap), and PubCo will amend and restate its Governing Documents as may be agreed between Liberty and Markmore prior to the Merger Effective Time (the “Amended and Restated PubCo Governing Documents”) (the “PubCo Reorganization”);

WHEREAS, for U.S. federal (and applicable state or local) income tax purposes, each of the Parties hereby intends that (a) the Share Exchange, collectively, will qualify as a “transfer” within the meaning of Section 351 of the Code and the Treasury Regulations thereunder (taking into the account the PIPE Financing and the Liberty Merger), (b) the Liberty Merger, taken together with the PIPE Financing, will qualify as either a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code and the Treasury Regulations or a “transfer” within the meaning of Section 351 of the Code and the Treasury Regulations thereunder (taking into account the Share Exchange), (c) the PubCo Reorganization (defined below) will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F), (d) each Party be a party under Section 368(b) of the Code, and (e) this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) (collectively (i)-(iv) the “Intended Income Tax Treatment”);

WHEREAS, as a condition and inducement to Liberty’s willingness to enter into this Agreement, within ten (10) days the execution and delivery of this Agreement, Markmore and PubCo have executed and delivered to Liberty the Support Agreement (the “Markmore Support Agreement”) pursuant to which, among other things, (i) Markmore has agreed to approve, solely in its capacity as the sole shareholder of PubCo entitled to vote at PubCo’s general meeting (prior to the Share Exchange) and the controlling shareholder of PubCo (from and after the Share Exchange), the PubCo Restructuring, the PubCo Reorganization and the Merger (such approval, the “PubCo Shareholder Approval”), (ii) Markmore has agreed, solely in its capacity as the controlling shareholder, to approve by written resolution all of its Markmore Ordinary Shares in favor of the approval of the Share Exchange (such approval, the “Markmore Shareholder Approval”), (iii) PubCo has agreed to approve, solely in its capacity as the sole member of HoldCo, the Share Exchange (such approval, the “HoldCo Member (PubCo) Approval”), (iv) PubCo has agreed to adopt and approve, solely in its capacity as the sole member of Merger Sub, this Agreement and other documents contemplated hereby and the transactions contemplated hereby and thereby, including the Merger (such approval, the “Merger Sub Member Approval”) and (v) Markmore has agreed to cause each of the Markmore Shareholders (other than Markmore) to execute and deliver a Lock-Up Agreement to PubCo;

WHEREAS, as a condition and inducement to the Markmore Parties’ willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Sponsor, certain of the Sponsor’s Affiliates, Liberty, PubCo, and Markmore will enter into the Sponsor Support Agreement, a copy of which is attached as Exhibit A hereto, pursuant to which, among other things, each of the Sponsor and its Affiliates have agreed to execute and deliver a Lock-Up Agreement to PubCo at Closing.

WHEREAS, the board of directors of Liberty has unanimously (i) determined that it is in the best interests of Liberty and the Liberty Shareholders, and declared it advisable, to enter into this Agreement providing for the Merger, (ii) approved this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the Transactions, including the Merger, be adopted by the Liberty Shareholders (the “Liberty Board Recommendation”);

WHEREAS, the board of directors of PubCo has unanimously (i) determined that it is in the best interests of PubCo and its stakeholders, including its shareholders, and declared it advisable, to enter into this Agreement providing for the PubCo Reorganization, the Share Exchange and the Merger, and (ii) approved this Agreement and the Transactions, including the PubCo Reorganization, the Share Exchange and the Merger, on the terms and subject to the conditions of this Agreement (the “PubCo Initial Board Resolution”);

WHEREAS, the member manager of Merger Sub has unanimously (i) determined that it is in the best interests of Merger Sub and PubCo (as sole member of Merger Sub, and declared it advisable, to enter into this Agreement providing for the Merger, (ii) approved this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the Transactions, including the Merger, be adopted by the sole member of Merger Sub;

WHEREAS, at the Closing, the Sponsor and certain of its Affiliates, the Markmore Shareholders and PubCo will enter into a Registration Rights Agreement, in a form acceptable to Liberty and its counsel (as amended, restated, modified, supplemented or waived from time to time, the “Registration Rights Agreement”);

WHEREAS, at the Closing, PubCo and Markmore will enter into a Royalty Agreement, to be in a form acceptable to Liberty and its counsel, (as amended, restated, modified, supplemented or waived from time to time, the “Royalty Agreement”) providing for the payment of royalties to Markmore in connection with specified Hydrocarbon revenues;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.01      Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acquisition Transaction” has the meaning specified in Section 10.04(a).

“Action” means any claim, action, suit, assessment, arbitration or legal, judicial or administrative proceeding (whether at Law or in equity) or arbitration.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning specified in the preamble hereto.

“Amended and Restated PubCo Governing Documents” has the meaning specified in the Recitals hereto.

“Anti-Corruption Laws” means, collectively: (a) the U.S. Foreign Corrupt Practices Act (FCPA); (b) the UK Bribery Act 2010; and (c) any other applicable anti-bribery or anti-corruption Laws related to combating bribery, corruption and money laundering.

“Audited Financial Statements” has the meaning specified in Section 6.08(a).

“Available Closing Liberty Cash” means an amount equal to (i) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Liberty Shareholder Redemption), plus (ii) the aggregate amount of cash that has been funded to and remains with Liberty pursuant to the PIPE Financing, minus (iii) all fees, costs and expenses of Liberty incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Documents, the performance and compliance with all Transaction Documents and conditions contained herein to be performed or complied with by Liberty at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Liberty (which shall include the final amount of Outstanding Liberty Expenses estimated pursuant to Section 4.03(a)), minus (iv) the Payoff Amount, if any.

“Business” means business of Markmore and its Subsidiaries of production of oil, which, for the avoidance of doubt does not include: (a) any activities relating to exploration, including the exploration rights under Contract 526 dated 25 August 2000, as amended, (b) production of gas or condensate, including any value or benefit of selling any associated gas or condensate.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Combination Per Share Price” means $10.00.

“Business Combination Proposal” has the meaning specified in Section 10.04(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required by Law to close.

“Cash Consideration” has the meaning specified in Section 2.02.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Liberty, dated June 29, 2021, as in effect on the date hereof.

“Certificate of Merger” has the meaning specified in Section 2.08.

“Certificates” has the meaning specified in Section 2.05(b)(i).

“Change in Recommendation” has the meaning specified in Section 10.03(a)(v).

“Closing” has the meaning specified in Section 4.01.

“Closing Markmore Interest Holder Share Consideration” has the meaning specified in the Recitals hereto.

“Closing Date” has the meaning specified in Section 4.01.

“Closing Liberty Share Consideration” has the meaning specified in Section 3.01(b)(ii).

“Code” means the Internal Revenue Code of 1986, as amended.

“COG” has the meaning specified in the Recitals hereto.

“COG Disclosure Letter” has the meaning specified in the introduction to Article VI.

“Confidentiality Agreement” has the meaning specified in Section 13.09.

“Contracts” means any written legally binding contracts, agreements, subcontracts and leases and all material written amendments, written modifications and written supplements thereto (other than any Markmore Benefit Plan).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or variants thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, pronouncement, guidelines or recommendations by any Governmental Authority (including the Government of the Republic of Kazakhstan, the U.S. Centers for Disease Control and Prevention and the World Health Organization) in connection with, related to or in response to COVID-19, or any changes thereto.

“Deed of Transfer MCA” has the meaning specified in Section 2.01.

“D&O Indemnity” has the meaning specified in Section 8.05(b).

“D&O Tail” has the meaning specified in Section 8.05(b).

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Letter” means, as applicable, the COG Disclosure Letter or the Liberty Disclosure Letter.

“DTC” has the meaning specified in Section 3.01(b)(ii).

“Effect” means any effect, occurrence, development, fact, condition or change.

“Enforceability Exceptions” has the meaning specified in Section 5.02.

“Environmental Laws” means any applicable Laws relating to (a) pollution or protection of the environment (including any natural resource restoration and natural resource damages or (b) the presence, generation, use, storage, treatment, disposal or Release of Hazardous Materials or the arrangement of any such activities) or to human health or safety to the extent such human health or safety relates to management of or exposure to Hazardous Materials, each as in effect as of or prior to the date hereof.

“Equity Securities” means, with respect to any Person, any share, share capital, capital stock, partnership, membership, joint venture or similar interest in such Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” has the meaning specified in Section 6.13(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.01(a)

“Exchange Fund” has the meaning specified in Section 3.01(b)(i).

“Export Control Laws” means (a) the U.S. Export Administration Regulations and all other Laws adopted by Governmental Authorities of the United States and other countries relating to import and export controls and (b) the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and all anti-boycott Laws adopted by Governmental Authorities of other countries relating to prohibition of unauthorized boycotts.

“Final Prospectus” has the meaning specified in Section 7.06(a).

“Financial Statements” has the meaning specified in Section 6.08(a).

“Foreign Benefit Plan” has the meaning specified in Section 6.13(h).

“Fraud” means actual and intentional fraud under Delaware common law with a specific intent to deceive brought against a Party based solely and exclusively with respect to the making of any representation or warranty by such Party in Article V, Article VI or Article VII (as applicable).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Good and Defensible Title” has the meaning set forth in Section 6.27(a).

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence, or which govern its internal affairs, in each case as amended, restated, modified or supplemented from time to time. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation, the “Governing Documents” of a Kazakhstan limited liability partnership are its foundation agreements, and the “Governing Documents” of a Netherlands company are its articles of association (statuten).

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal or self-regulatory organization.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” or words of similar intent or meaning under applicable Environmental Laws as in effect as of the date hereof, including Hydrocarbons, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides, in each case, which are regulated under Environmental Law and as to which liability may be imposed pursuant to Environmental Law.

“HoldCo” has the meaning specified in the preamble hereto.

“Holdco Member (PubCo) Approval” has the meaning specified in the Recitals hereto.

“Holder” or “Holders” means the holder or holders, as the case may be, from time to time of registrable securities.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hydrocarbons” means crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases) or any combination thereof, produced or associated therewith. “IFRS” means International Financial Reporting Standards established by the International Accounting Standards Board, consistently applied.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (i) all indebtedness for borrowed money of such Person, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (iii) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any indebtedness of such Person, in each case to the extent payable as a result of the consummation of the Transactions, (iv) any Working Capital Loans and (v) all indebtedness of the type referred to in clauses (i) - (iv) of this definition of any other Person, guaranteed directly or indirectly, jointly or severally. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any Subsidiary of such Person or between any two or more Subsidiaries of such Person.

“Intended Income Tax Treatment” has the meaning specified in the Recitals.

“Interim Financial Statements” has the meaning specified in Section 6.08(a).

“Interim Period” has the meaning specified in Section 8.01.

“IT Assets” means the computers, software, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of Markmore and its Subsidiaries that are required in connection with the current operation of the Business of Markmore and its Subsidiaries.

“JOBS Act” has the meaning specified in Section 9.06.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” has the meaning specified in Section 6.19(b).

“Leases” has the meaning specified in Section 6.19(b).

“Letter of Transmittal” means a letter of transmittal in customary form and containing such provisions as Liberty and Markmore reasonably agree prior to the Merger Effective Time.

“Liberty” has the meaning specified in the preamble hereto.

“Liberty Board Recommendation” has the meaning specified in the Recitals hereto.

“Liberty Capital Stock” means the Liberty Common Shares and the Liberty Preferred Shares.

“Liberty Class A Common Shares” means the shares of Class A common stock, par value $0.0001 per share, of Liberty.

“Liberty Closing Statement” has the meaning specified in Section 4.03(a).

“Liberty Common Shares” means the Liberty Class A Common Shares and the Liberty Founder Common Shares.

“Liberty Cure Period” has the meaning specified in Section 12.01(c).

“Liberty Disclosure Letter” has the meaning specified in the introduction to Article VII.

“Liberty Founder Common Shares” means the shares of Class B common stock, par value $0.0001 per share, of Liberty.

“Liberty Indebtedness” means the amount, if any, at Closing, of all Working Capital Loans or other Indebtedness, or other monetary obligations or amounts, owed by Liberty to any Affiliate, officer or director of Liberty, or, other than obligations or amounts included in Outstanding Liberty Expenses, to any unaffiliated third-party lender to, or creditor of, Liberty.

“Liberty Material Adverse Effect” means, with respect to Liberty, any Effect that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of Liberty or (b) prevents Liberty from consummating the Merger; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Liberty Material Adverse Effect”: (i) any change in applicable Laws or GAAP or any interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, (iv) any Effect generally affecting any of the industries or markets in which Liberty or any of its Subsidiaries operate or the economy as a whole, (v) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of a Markmore Party or at the request of a Markmore Party, (vi) any earthquake, hurricane, epidemic, pandemic, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (vii) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, Liberty operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (viii) COVID-19 or any COVID-19 Measures, or Liberty’s or any of its Subsidiaries’ compliance therewith, (ix) any matters set forth in the Liberty Disclosure Letter, and (x) any Effect to the extent actually known by those individuals set forth in Section 1.03 of the COG Disclosure Letter on or prior to the date hereof.

“Liberty Organizational Documents” means the Certificate of Incorporation and Bylaws of Liberty, as amended, restated, modified or supplemented from time to time.

“Liberty Preferred Shares” means the shares of preferred stock, par value $0.0001 per share, of Liberty.

“Liberty Representations” means the representations and warranties of Liberty expressly and specifically set forth in Article VII of this Agreement, as qualified by the Liberty Disclosure Letter.

“Liberty Shareholder Approval” has the meaning specified in Section 7.02(b).

“Liberty Shareholder Matters” has the meaning specified in Section 10.03(a)(v).

“Liberty Shareholder Redemption” has the meaning specified in Section 10.03(a)(v).

“Liberty Shareholders” means the holders of shares of Liberty Capital Stock.

“Liberty Shares” means the Liberty Class A Common Shares and shares of Class B common stock, par value $0.0001 per share, of Liberty.

“Liberty Unit” has the meaning specified in Section 7.12.

“Liberty Warrants” means Private Placement Warrants and Public Warrants.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“Lock-up Agreements” means the agreements in a form mutually agreed by Liberty and Markmore, dated as of the Closing Date and entered into by and between PubCo and each of the Sponsor, certain Affiliates of the Sponsor and Markmore Interest Holders.

“M&A Contract” has the meaning specified in Section 6.12(a)(iii).

“Markmore” has the meaning specified in the preamble hereto.

“Markmore Benefit Plan” has the meaning specified in Section 6.13(a).

“Markmore Cure Period” has the meaning specified in Section 12.01(b).

“Markmore Employees” has the meaning specified in Section 6.13(a).

“Markmore Independent Petroleum Engineer” has the meaning set forth in Section 6.27(a).

“Markmore Intellectual Property” has the meaning specified in Section 6.20.

“Markmore Parties” means PubCo, HoldCo, Merger Sub and the Markmore.

“Markmore Representations” means the representations and warranties of Markmore expressly and specifically set forth in Article VI of this Agreement, as qualified by the COG Disclosure Letter. For the avoidance of doubt, the Markmore Representations are solely made by Markmore.

“Markmore Reserve Report” has the meaning specified in Section 6.27(a).

“Markmore Shareholder Approval” has the meaning specified in the Recitals hereto.

“Markmore Shareholders” means the holders of Markmore Shares as of immediately prior to the Share Exchange Effective Time.

“Markmore Shares” means the ordinary shares in the share capital of the Markmore.

“Markmore Subsidiary Securities” has the meaning specified in Section 6.07(b).

“Markmore Support Agreement” means that certain Support Agreement, by and among Markmore Interest Holders, Markmore Parties and Liberty, as amended or modified from time to time.

“Material Adverse Effect” means, with respect to Markmore and its Subsidiaries, any Effect that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Business, results of operations or financial condition of Markmore and its Subsidiaries, taken as a whole or (b) prevents Markmore from consummating the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (i) any change in applicable Laws or IFRS or any interpretation thereof, (ii) any change in interest rates or economic, political, Business, financial, commodity, currency or market conditions generally, (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Transactions or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, landlords, licensors, distributors, partners, providers and employees, (iv) any Effect generally affecting any of the industries or markets in which Markmore or any of its Subsidiaries operate or the economy as a whole, (v) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of Liberty or at the request of Liberty, (vi) any earthquake, hurricane, epidemic, pandemic, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (vii) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, Markmore operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (viii) any failure of Markmore and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided, that clause (viii) shall not prevent a determination that any Effect not otherwise excluded from this definition of Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in, or would reasonably be expected to result in, a Material Adverse Effect, (ix) COVID-19 or any COVID-19 Measures, or Markmore’s or any of its Subsidiaries’ compliance therewith, (x) any matters set forth in COG Disclosure Letter, and (xi) any Effect to the extent actually known by those individuals set forth in Section 1.03 of the Liberty Disclosure Letter on or prior to the date hereof; provided that, in the case of clauses (i), (ii), (vi) and (vii), such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate and adverse impact on Markmore and its Subsidiaries, taken as a whole, as compared to other similarly situated competitors or comparable entities operating in the Republic of Kazakhstan in the same industries in which Markmore and its Subsidiaries operate.

“Material Contracts” has the meaning specified in Section 6.12(b).

“MCA Liquidation Proceeding” has the meaning specified in the Recitals hereto.

“MCA/MO Merger” has the meaning specified in the Recitals hereto.

“MCA/MO Merger Documentation” has the meaning specified in Section 2.04.

“Merger” has the meaning specified in the Recitals hereto.

“Merger Liberty” has the meaning specified in the Recitals hereto.

“Merger MO” has the meaning specified in the Recitals hereto.

“Merger Effective Time” has the meaning specified in Section 2.08.

“Merger Sub” has the meaning specified in the preamble hereto.

“Merger Board Recommendation” has the meaning specified in the Recitals hereto.

“Merger Sub Member Approval” has the meaning specified in the Recitals hereto.

“MO” has the meaning specified in the Recitals hereto.

“Most Recent Balance Sheet” has the meaning specified in Section 6.08(a).

“Offer Documents” has the meaning specified in Section 10.03(a)(i).

“Oil and Gas Leases” means (a) all leases, subleases, licenses or other occupancy or similar agreements under which a Person leases, subleases or licenses or otherwise acquires or obtains rights in and to Hydrocarbons and (b) all overriding royalty interests, production payments and other rights in and to Production Burdens, in the case of (a) and (b), that are owned by Markmore or any Subsidiary.

“Oil and Gas Properties” subsoil use rights of COG under the subsoil use contract No. 526 (as amended) a copy of which and amendments thereto are disclosed in the disclosure documents enclosed to the COG’s Disclosure letter.

“Outstanding Liberty Expenses” shall have the meaning specified in Section 4.03(a).

“Outstanding Markmore Expenses” shall have the meaning specified in Section 4.03(b).

“Party” has the meaning specified in the preamble hereto.

“Payoff Amount” means the amount necessary at the Closing to fully discharge the Liberty Indebtedness, if any, as set forth in payoff letters or similar statements or invoices obtained by Liberty from its lenders or other creditors prior to the Closing.

“Permits” has the meaning specified in Section 6.17.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of Business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with IFRS or GAAP, as applicable, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of Business, (iii) Liens for Taxes not yet delinquent or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with IFRS or GAAP, as applicable, (iv) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) or zoning, building, entitlement and other land use and environmental regulations that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially impair the value or interfere with the present uses of such real property, (v) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Lease, and (C) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (vi) Liens that that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the Businesses of Markmore and its Subsidiaries, taken as a whole, (vii) non-exclusive licenses of Markmore Intellectual Property entered into in the ordinary course of Business consistent with past practices, (viii) Liens securing any Indebtedness of Markmore and its Subsidiaries, (ix) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar agreement or other property being leased or licensed including licenses of Markmore Intellectual Property, (x) Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (xi) Liens described in the COG Disclosure Letter

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“PIPE Financing” means the consummation of the PIPE Investment pursuant to the Subscription Agreements.

“PIPE Investment” has the meaning specified in Section 10.05(a).

“PIPE Investment Amount” has the meaning specified in Section 10.05(a).

“PIPE Investors” has the meaning specified in Section 10.05(a).

“Policies” has the meaning specified in Section 6.16.

“Pre-Closing Holders” means all Persons, including PIPE Investors, who hold one or more Liberty Common Shares immediately prior to the Merger Effective Time.

“Private Placement Warrants” has the meaning specified in the Warrant Agreement.

“Production Burden” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of oil, gas or mineral production.

“Proxy Statement” has the meaning specified in Section 10.03(a)(i).

“PubCo” has the meaning specified in the preamble hereto.

“PubCo Class A Shares” means the shares of Class A stock, par value €1 per share, of PubCo.

“PubCo Class B Shares” means the shares of Class B common stock, par value €1 per share, of PubCo. Following the PubCo Reorganization, the shares of Class B common stock par value will be $10.00 per share.

“PubCo Closing Statement” has the meaning specified in Section 4.03(b).

“PubCo Exchange Shares” has the meaning specified in the Recitals hereto.

“PubCo Initial Board Resolution” has the meaning specified in the Recitals hereto.

“PubCo Preferred Shares” means the shares of convertible preferred shares, par value $10.00 per share of PubCo to be issues following the PubCo Reorganization.

“PubCo Reorganization” has the meaning specified in the Recitals hereto.

“PubCo Representations” means the representations and warranties of PubCo expressly and specifically set forth in Article V of this Agreement, as qualified by the PubCo Disclosure Letter. For the avoidance of doubt, the PubCo Representations are solely made by PubCo.

“PubCo Shareholder Approval” has the meaning specified in the Recitals hereto.

“Public Warrants” has the meaning specified in the Warrant Agreement.

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Markmore under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 10.03(a)(i).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into or through the environment.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Royalty Agreement” has the meaning specified in the Recitals hereto.

“Sanctions Laws” means any Law related to economic sanctions imposed, administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union or any of its Member States, the United Nations, or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning specified in Section 7.08(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Share Exchange” has the meaning specified in the Recitals hereto.

“Share Exchange Effective Time” means 12:01 a.m. Kazakhstan (Astana) Time on the Closing Date.

“Software” means any and all computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form.

“Special Meeting” has the meaning specified in Section 10.03(a)(v).

“Specified Representations” has the meaning specified in Section 11.02(a)(i).

“Sponsor” means Liberty Fields, LLC, a Delaware limited liability company.

“Subscription Agreement” has the meaning specified in Section 10.05(a).

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Support Agreement” means that certain agreement, by and among Sponsor, certain of the Sponsor’s Affiliates, Liberty, PubCo, Markmore and certain other Persons, as amended, restated, modified or supplemented from time to time.

“Surviving Company” has the meaning specified in the Recitals hereto.

“Surviving Provisions” has the meaning specified in Section 12.02.

“Tax” means any federal, state, provincial, territorial, local, foreign or other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment related (including employee withholding or employer payroll), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, sales or use, or other tax or like assessment or charge in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Liberty Breach” has the meaning specified in Section 12.01(c).

“Terminating Markmore Breach” has the meaning specified in Section 12.01(b).

“Termination Date” has the meaning specified in Section 12.01(b).

“Trading Day” means any day on which shares are actually traded on the Trading Market.

“Trading Market” means the Nasdaq Global Market or such other stock market on which shares are trading at the time of the determination.

“Transaction Documents” means this Agreement, the Registration Rights Agreement, the Markmore Support Agreement, the Sponsor Support Agreement, the Amended and Restated PubCo Governing Documents and all the other agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” means the transactions contemplated by this Agreement, including the Share Exchange and the Merger.

“Transfer of MCA” has the meaning specified in the Recitals hereto.

“Transfer Taxes” has the meaning specified in Section 10.06(a).

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 7.06(a).

“Trust Agreement” has the meaning specified in Section 7.06(a).

“Trustee” has the meaning specified in Section 7.06(a).

“Warrant Agreement” means that certain Warrant Agreement, dated November 8, 2021, by and between Liberty and Continental Stock Transfer & Trust Company, as warrant agent.

“Working Capital Loans” means any loan made to Liberty by any of the Sponsor, an Affiliate of the Sponsor, or any of Liberty’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

Section 1.02              Construction.

(a)            Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Exhibit” and “Annex” refer to the specified Article, Section, Disclosure Letter, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if), (viii) references to “$” or dollar shall be references to United States dollars.

(b)            When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of Markmore’s and its Subsidiaries’ Business, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19).

(c)            Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d)            Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e)            The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS in the case of the Markmore Parties, and GAAP in the case of Liberty.

(h)            The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. Eastern Time on the day that is immediately prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by Markmore in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

(i)            The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 1.03     Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of Markmore, the individuals identified in Section 1.03 of the COG Disclosure Letter, none of whom shall have any personal liability or obligations regarding such knowledge, and, in the case of Liberty, the individuals identified in Section 1.01 of the Liberty Disclosure Letter, none of whom shall have any personal liability or obligations regarding such knowledge.

Section 1.04     Equitable Adjustments. Other than as contemplated by this Agreement, if between the date of this Agreement and the Closing the outstanding PubCo Class B Shares or Liberty Common Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach by Liberty with respect to its Liberty Common Shares or rights to acquire Liberty Common Shares, then any number, value (including dollar value) or amount contained herein which is based upon the number of PubCo Class B Shares or Liberty Common Shares, as applicable, will be appropriately adjusted to provide to holders PubCo Class B Shares or the holders of Liberty Common Shares, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit Liberty or the Markmore Parties to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement or any other Transaction Document.

Article II
BUSINESS COMBINATION

Section 2.01     The Transfer of the MCA Shares. After this Agreement is signed and as soon as possible after the laws of Kazakhstan permit the transfer of ownership of COG, Markmore will start the process to either (a) contribute the shares in MCA as share premium (in Dutch: Agio) to MO or (b) transfer the shares in MCA in a share for share transaction to MO to be laid down in a notarial deed of transfer (“Deed of Transfer MCA”), in either case under and in accordance with the applicable provisions of the law of the Netherlands and as advised by a tax advisor, such advice to be obtained as soon as possible following the signing of this Agreement, with MCA becoming a wholly owned subsidiary of MO.

Section 2.02     Liberty Financing; PubCo Class A Shares..

(a)        Prior to and as a condition for the transactions outlined in this Article II (starting with Section 2.02(b) through its conclusion), Liberty shall have received financing in a minimum amount of One Hundred Twenty Million and 00/100 Dollars ($120,000,00.00) (the “Financing”). As of the date of this Agreement, Liberty has received non-binding offers for funding totaling One Hundred Twenty Million and 00/100 Dollars ($120,000,00.00). Liberty will take all steps reasonable and necessary to assist to convert these to binding commitments.

(b)       Following receipt of the Financing, Liberty will pay Fifty Million ($50,000,000.00) in cash (the “Cash Consideration”) to the Export-Import Bank of Malaysia (“EXIM Bank”) on behalf of and at the direction of Markmore and PubCo. Markmore and PubCo will cause EXIM Bank to promptly use such proceeds to release the Pledge of Rights over COG’s Rakushechnoye Oil & Gas fields.

(c)       As the sole holder of the PubCo Class A Share, in exchange for redemption by PubCo of the PubCo Class A Share, Markmore will be entitled to the dividend payment of the Cash Consideration but has assigned such proceeds to EXIM Bank pursuant to Section 2.02(a). As described in Section 2.03 below, the holders of the PubCo Class B Shares shall not be entitled to the Cash Consideration. Immediately after EXIM Bank has received the Cash Consideration, the PubCo Class A Share will be revoked, and Markmore and Holders of Liberty Shares will own PubCo Class B Shares

Section 2.03     MCA/MO Merger. As soon as possible after the laws of Kazakhstan permit the transfer of ownership of COG, MCA, currently in liquidation, and MO will be merged, with MO being the surviving entity and as a result MO becoming the owner of 100% of the participating interests in COG, on the terms and subject to the conditions set forth in the MCA/MO merger documentation (“MCA/MO Merger Documentation”) and in accordance with the Laws of the Netherlands, and other applicable Laws and prior to the Merger Effective Time.

Section 2.04     Merger MO. As soon as possible following the MCA/MO Merger, PubCo as owner of HoldCo will exchange all of its issued and outstanding shares in HoldCo for Markmore’s shares of MO. As a result, MO will be the surviving subsidiary entity wholly owned by PubCo.

Section 2.05     Merger Liberty.

(a)            The Merger. Following the consummation of the MCA/MO Merger and the Merger MO, at the Merger Effective Time, on the terms and subject to the conditions set forth in this Agreement and in accordance all applicable Laws.

(i)            Pre-Closing Holders will exchange their Liberty Shares for PubCo Class B Shares (the “Closing Liberty Share Consideration”) and, as a result, PubCo will own 100% of the shares of Liberty;

(ii)            by virtue of the Liberty Merger and without any action on the part of any holder of Liberty Warrants, each Liberty Warrant that is outstanding immediately prior to the Merger Effective Time shall, pursuant to and in accordance with the Warrant Agreement, automatically and irrevocably be modified to provide that such Liberty Warrant shall no longer entitle the holder thereof to purchase the amount of Liberty Common Share(s) set forth therein and in substitution thereof such Liberty Warrant shall entitle the holder thereof to acquire such number of PubCo Class B Shares per Liberty Warrant, subject to adjustments as provided in the Warrant Agreement, that such holder was entitled to acquire pursuant to the terms and conditions of the Warrant Agreement if the Liberty Warrant was exercised prior to the Transactions. The Parties shall cause the Warrant Agreement to be amended or supplemented to the extent necessary to give effect to this Section (the steps contemplated in Section 2.05(a)(i) and Section 2.05(a)(ii) are collectively referred to as the “Exchange”); and

(iii)            Markmore will pay to PubCo the equivalent of $363,700,000.00 in exchange for PubCo issuing to Markmore the number of PubCo Class B Shares corresponding to such cash amount at $10 per PubCo Class B Share

The Parties acknowledge that the share capital of PubCo may need to be amended following the signing of this Agreement to ensure that the ownership of the PubCo Class B Shares complies with applicable law of the Netherlands with respect to proportional ownership.

(b)            U.S. Merger Procedures. Simultaneously with Section 2.05(c) and as a condition thereof, Liberty will take the following actions:

(i)            If any portion of the Closing Liberty Share Consideration is to be issued to a Person other than the Person in whose name the relevant Liberty Common Shares were registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Liberty Common Shares shall have been permitted in accordance with the terms of (x) the Liberty Organizational Documents, as in effect immediately prior to the Merger Effective Time, and (y) this Agreement and the Sponsor Support Agreement, (ii) if certificated, the certificate or certificates for Liberty Common Shares (collectively, the “Certificates”) shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such portion of the Closing Liberty Share Consideration, or the Person in whose name such portion of the Closing Liberty Share Consideration is issued, shall have already executed and delivered counterparts to such other documents as are reasonably deemed necessary by PubCo or Liberty, and (iv) the Person requesting such delivery shall pay to Liberty any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such certificate of Liberty Common Shares or establish to the satisfaction of PubCo and Liberty that such Tax has been paid or is not payable.

(ii)            All PubCo Class B Shares delivered upon the surrender of Liberty Common Shares in accordance with the terms of this Section shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such Liberty Common Shares. To the extent that such Liberty Common Stock are represented by Certificates, the holders of such Liberty Common Stock will be provided a Letter of Transmittal to send their certificated Liberty Common Shares to the Exchange Agent for the PubCo Class B Shares that are issuable in respect of the holder’s Liberty Common Shares, and the Exchange Agent will, upon receipt of completed documentation required by the Letter of Transmittal from such holder, will coordinate issuance of PubCo Class B Shares that are issuable in respect of the holder’s Liberty Common Shares. To the extent that the Liberty Common Shares are held in book entry, the Exchange Agent will coordinate the issuance of the PubCo Class B Shares automatically.

(iii)            Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed: (i) upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and (ii) if required by PubCo, the posting by such Person of a bond in customary amount and upon such terms as may reasonably be required by PubCo as indemnity against any claim that may be made against it, the Surviving Company with respect to such Certificate, the Exchange Agent will issue the portion of the Closing Liberty Share Consideration attributable to such Certificate (after giving effect to any required Tax withholdings).

(c)            Dutch Merger Procedures.

(i)            Before the transactions described in Section 2.05(b), Markmore, in exchange for of the outstanding and issued shares in MO, shall have either (A) contributed to MO all of its shares in MCA as share premium (“in Dutch: Agio”), or (B) consummated a share for share transaction, as a result of which MCA will become a wholly owned subsidiary of Markmore.

(ii)            Simultaneously with Section 2.05(b) and as a condition thereof,

(A)         effective at least one (1) day before the Exchange, Liberty use proceeds from the Financing to assume certain debts of COG up to a total of Fifty Million and 00/Dollars ($50,000,000.00) (the “Debt Assumption Amount”), the proceeds of which will be used as follows: (1) an amount of $17,000,000 to COG’s “rehab” creditor at Closing, $10,000,000 to other remaining creditors of COG at Closing, and $23,000,0000 in assumption of other debts of COG at Closing.

(B)       PubCo will contribute to MO the Debt Assumption Amount as share premium (in Dutch: Agio) (the “Share Premium”).

(C)       Upon receipt of the Share Premium, MO will promptly distribute such amount to MCA, and upon receipt of such amount MCA will distribute this amount to COG.

(D)       PubCo shall take all necessary actions to cause the MergerConsideration to be issued in book-entry form within three (3) Business Days after the Merger Effective Time.

Section 2.06     PubCo Reorganization. Immediately following the MCA/MO Merger and the Merger Liberty on the Closing Date, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the Laws of the Netherlands, Markmore and Holders of Liberty Shares will cause PubCo to (a) convert its legal form from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap) and (b) amend and restate its Governing Documents substantially in the form of the Amended and Restated PubCo Governing Documents, which, as so amended and restated, shall be the Governing Documents of PubCo until thereafter amended in accordance with the terms thereof and applicable Law.

Section 2.07     Merger Effective Time. On the terms and subject to the conditions set forth herein, including following the completion of all of the transactions outlined in Section 2.05, Liberty and Merger Sub shall cause the Liberty Merger to be consummated by filing the certificate of merger to be in a form acceptable to Liberty and its counsel (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and to be filed with the equivalent governing in the Netherlands in accordance with law of the Netherlands (the time of such filings, or such later time as may be agreed in writing by Liberty and Merger Sub and specified in the Certificate of Merger, being the “Merger Effective Time”).

Section 2.08     Effect of the Merger. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and Liberty shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and Liberty set forth in this Agreement to be performed after the Merger Effective Time.

Section 2.09     Governing Documents. Subject to Section 8.05, at the Merger Effective Time, the Governing Documents of the Surviving Company shall be amended to read the same as the Governing Documents of Merger Sub as in effect immediately prior to the Merger Effective Time.

Section 2.10     Directors/Managers and Officers of the Surviving Company. Immediately after the Merger Effective Time, the board of directors of the Surviving Company shall consist of (a) three (3) directors designated by Markmore, at least one of whom shall be “independent” in accordance with SEC rules and Nasdaq listing standards, (b) one (1) director designated by the Sponsor, and (c) three (3) directors mutually acceptable to Markmore and the Sponsor, each of whom must be “independent” in accordance with SEC rules and Nasdaq listing standards. The composition of the board of directors immediately after the Merger Effective Time shall comply with the director independence requirements of the SEC and the Nasdaq Global Select Market.

Article III
OTHER EFFECTS OF THE MERGER

Intentionally omitted.

Article IV
CLOSING TRANSACTIONS

Section 4.01      Post-signing Deliverables.

(a)            Within ten (10) days of the signing of this Agreement, Markmore shall deliver the fully executed Markmore Support Agreement in a form reasonably satisfactory to Liberty and its counsel;

(b)            Within ten (10) days of the signing of this Agreement, Liberty shall deliver the Sponsor Support Agreement; and

(c)            The Parties agree to provide any other documents or instruments as reasonably required by Escrow Agent, the civil notary, Liberty, or its counsel to complete the Merger and related transactions.

Section 4.02     Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. Eastern Time on the third (3rd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article XI (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing) or (b) at such other place, time or date as Liberty and PubCo may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 4.03     Closing Statements.

(a)            Liberty Closing Statement. At least two (2) Business Days prior to the Closing Date, Liberty shall prepare and deliver to PubCo a written statement (the “Liberty Closing Statement”) setting forth its good faith estimate and calculation of: (a) the aggregate amount of cash in the Trust Account (prior to giving effect to the Liberty Shareholder Redemption) and the PIPE Financing proceeds received and to be received by Liberty prior to the Closing; (b) the aggregate amount of all payments required to be made in connection with the Liberty Shareholder Redemption; (c) all unpaid fees and disbursements of Liberty for outside counsel and fees and expenses of Liberty or for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Liberty in connection with Liberty’s initial public offering (including any deferred underwriter fees) or the Transactions (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding Liberty Expenses”); (d) the Payoff Amount, if any, and (e) the Available Closing Liberty Cash. The Liberty Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Liberty Closing Statement and through the Closing Date, Liberty shall (x) cooperate with and provide Markmore and its Representatives all information reasonably requested by Markmore or any of its Representatives and within Liberty’s or its Representative’s possession or control in connection with Markmore’s review of the Liberty Closing Statement and (y) consider in good faith any comments to the Liberty Closing Statement provided by Markmore, which comments Markmore, and Liberty shall revise such Liberty Closing Statement to incorporate any changes Liberty determines are necessary or appropriate given such comments.

(b)            PubCo Closing Statement. On the date that is three (3) Business Days prior to the Closing Date, PubCo shall deliver to Liberty a written statement (the “PubCo Closing Statement”) setting forth its good faith estimate or calculation of: (i) the fees and expenses incurred by or on behalf of the Markmore Parties or Markmore in connection with the Transactions, including preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), including the fees and disbursements of outside counsel to the Markmore Parties and Markmore incurred in connection with the Transactions and the fees and expenses of any other agents, advisors, consultants, experts and financial advisors employed by Markmore in connection with the Transactions (collectively, the “Outstanding Markmore Expenses”), including a detailed itemization of the components thereof, (ii) the cash on Markmore’s balance sheet, and (iii) any related Closing Statement items agreed upon by the Parties. Following Liberty’s receipt of the PubCo Closing Statement and through the Closing Date, Liberty shall have the right to review and comment on such calculations and estimates; PubCo shall consider and reflect in good faith any such comments made by Liberty; and PubCo and Liberty shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculation of the items set forth on the PubCo Closing Statement (and any updates or revisions as may be agreed to by PubCo and Liberty shall be included in the PubCo Closing Statement, with such PubCo Closing Statement and all items and amounts set forth therein being final, conclusive, and binding upon, and non-appealable by, the parties hereto). PubCo shall, and shall cause its Representatives to, (i) reasonably cooperate with Liberty and its Representatives to the extent related to Liberty’s review of the PubCo Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (ii) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the PubCo Closing Statement and reasonably requested by Liberty or its Representatives in connection with such review; provided that, Liberty shall not, and shall cause its Representatives to not, unreasonably interfere with the Business of the Markmore Parties in connection with any such access.

Section 4.04     Closing Deliverables.

(a)            All documents set forth in Section 4.01;

(b)            All Parties shall make such other deliveries as are required by Section 11.01;

(c)            Markmore shall make such other deliveries as are required by Section 11.02;

(d)            Liberty shall make such other deliveries as are required by Section 11.03;

(e)            Markmore shall deliver the Markmore Shareholders Lock-up Agreements;

(f)            The Parties, as applicable, shall enter into the Registration Rights Agreement;

(g)            PubCo shall have paid all Outstanding Markmore Expenses and Outstanding Markmore Expenses pursuant to Section 4.03; and

(h)            All Parties shall deliver any all the other agreements, documents, instruments and certificates entered into in connection with the Merger as reasonably required by Liberty or its counsel to complete the Merger and related transactions.

Article V
REPRESENTATIONS AND WARRANTIES OF PUBCO

Except as (i) set forth in the disclosure letter delivered to Liberty by Markmore on the date of this Agreement (the “COG Disclosure Letter”) (each section of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) and (ii) contemplated by the PubCo Reorganization, Markmore, as owner of PubCo, HoldCo, and Merger Sub represents and warrants to Liberty as follows:

Section 5.01     Corporate Organization of PubCo, HoldCo and Merger Sub. PubCo has been duly incorporated, is validly existing as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) and its status is active under the Laws of the Netherlands. HoldCo has been duly incorporated, is validly existing as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) and its status is active under the Laws of the Netherlands. Merger Sub has been duly incorporated, is validly existing as a limited liability company and in good standing under the Laws of the State of Delaware. The copies of the Governing Documents of PubCo, HoldCo and Merger Sub, in each case as in effect on the date hereof, previously made available by PubCo to Liberty are true, correct and complete and are in effect as of the date of this Agreement. Neither PubCo, HoldCo, nor Merger Sub are in violation of any of the provisions of its respective Governing Documents, except where such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of PubCo, HoldCo and Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and will not conduct any business prior to the Closing except for matters incidental to engaging in the Transactions, and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Document to which it is or will be a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Documents, as applicable.

Section 5.02     Due Authorization. Subject to the PubCo Shareholder Approval and the Merger Sub Member Approval, each of PubCo, HoldCo and Merger Sub has the requisite entity power and authority to execute and deliver this Agreement and each Transaction Document to which it is or will be a party and (subject to the approvals described in the COG Disclosure Letter) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the boards of directors of PubCo and Merger Sub and the managing member of Holdco and other than execution and delivery of the PubCo Shareholder Approval and the Merger Sub Member Approval, no other entity proceeding on the part of any of PubCo, Holdco and Merger Sub is necessary to authorize this Agreement or such Transaction Documents or PubCo’s, Holdco’s or Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Document (when executed and delivered by Markmore) will be, duly and validly executed and delivered by PubCo, Holdco and Merger Sub and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Document will constitute, a valid and binding obligation of PubCo, Holdco and Merger Sub, enforceable against PubCo, Holdco and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 5.03     No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in the COG Disclosure Letter, the execution, delivery and performance of this Agreement and each Transaction Document to which PubCo, Holdco and Merger Sub is or will be a party by Markmore and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of or default under, the Governing Documents of PubCo, Holdco or Merger Sub, (b) violate any provision of, or result in the breach of or default by PubCo, Holdco and Merger Sub under any applicable Law, (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, the terms, conditions or provisions of any material contract of PubCo, Holdco or Merger Sub, (d) result in the creation of any Lien (except for Permitted Liens) upon any of the material properties, rights or assets of PubCo, Holdco or Merger Sub, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien (except for Permitted Liens) or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, in each case of clauses (b) through (f), for such violations, conflicts, breaches, defaults or failures to act that would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the ability of any of PubCo, Holdco and Merger Sub to perform or comply with on a timely basis any material obligation of the PubCo, Holdco or Merger Sub under this Agreement or to consummate the Transactions in accordance with the terms hereof.

Section 5.04     Governmental Authorities; Consents4.1. Assuming the truth and completeness of the representations and warranties of Liberty contained in this Agreement, no action by, notice to, consent, approval, waiver, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of any of PubCo, Holdco and Merger Sub with respect to PubCo’s, Holdco’s and Merger Sub’s execution, delivery and performance of this Agreement and the consummation of the Transactions, except for (i) any applicable requirements of the HSR Act, Code of the Republic of Kazakhstan on Subsoil and Subsoil Use dated 27 December 2017, Entrepreneurial Code of the Republic of Kazakhstan dated 29 October 2015 and Securities Laws, (ii) the filing of the Certificate of Merger in accordance with the DGCL, (iii) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any of PubCo, Holdco and Merger Sub to perform or comply with on a timely basis any material obligation of PubCo, Holdco or Merger Sub under this Agreement or to consummate the Transactions in accordance with the terms hereof and (iv) as otherwise disclosed in the COG Disclosure Letter.

Section 5.05     Current Capitalization.

(a)            The issued share capital of PubCo consists of 700 PubCo Class B Shares and 1 PubCo Class A Share held by Markmore. Merger Sub’s sole member is PubCo. The outstanding shares of capital stock or other equity interests of PubCo, Holdco and Merger Sub have been duly authorized and validly issued.

(b)            Other than as set forth in this Section 5.05, and other than those incident to its formation and pursuant to this Agreement and any Transaction Document to which it is or will be a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Documents, as applicable, there will be (i) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for PubCo Class B Shares or any other capital stock of, other equity interests in, PubCo, Holdco and Merger Sub, or any other Contracts to which any of PubCo, Holdco and Merger Sub is a party or by which any of PubCo, Holdco and Merger Sub or any of their assets or properties are bound obligating any of PubCo, Holdco or Merger Sub to issue or sell any shares of capital stock of, other equity interests in or debt securities of, PubCo, Holdco or Merger Sub, (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in PubCo, Holdco or Merger Sub, (iii) as of the date hereof, (A) no outstanding contractual obligations of PubCo, Holdco or Merger Sub to repurchase, redeem or otherwise acquire any securities or equity interests of PubCo, Holdco or Merger Sub and (B) no outstanding bonds, debentures, notes or other indebtedness of PubCo, Holdco or Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the shareholders or equity holders of PubCo, Holdco or Merger Sub may vote, (iv) no equity holders agreements, voting agreements, proxies, registration rights agreements or other similar agreements relating to the equity interests of PubCo, Holdco or Merger Sub to which any of PubCo, Holdco or Merger Sub is a party and (v) as of the date hereof, no shares of common stock, preferred stock or other equity interests of any of PubCo, Holdco or Merger Sub issued and outstanding.

Section 5.06     Brokers’ Fees. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by PubCo, HoldCo, Merger Sub or any of their respective Affiliates for which PubCo, HoldCo or Merger Sub has any obligation.

Article VI
REPRESENTATIONS AND WARRANTIES OF MARKMORE

Except as (i) set forth in the COG Disclosure Letter delivered to Liberty by Markmore on the date of this Agreement (each section of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), (ii) the MCA Liquidation Proceeding, and (iii) contemplated by the PubCo Reorganization, Markmore represents and warrants to Liberty as follows:

Section 6.01     Corporate Organization of Markmore. Markmore has been duly incorporated, is validly existing as a private limited liability company and its status is active under the Laws of Malaysia. The copies of the Governing Documents of Markmore, as in effect on the date hereof, previously made available by Markmore to Liberty are true, correct and complete and are in effect as of the date of this Agreement. Markmore has the requisite corporate power and authority to own, operate and lease all of its properties, rights and assets and to carry on its Business as it is now being conducted and is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to have such corporate power and authority to own, operate and lease and to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Markmore is not in violation of any of the provisions of its Governing Documents, except where such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.02     Subsidiaries. The Subsidiaries of Markmore and their respective jurisdictions of incorporation or organization, in each case, as of the date of this Agreement are set forth in the COG Disclosure Letter. Except as set forth in the COG Disclosure Letter and the MCA Liquidation Proceeding, the Subsidiaries have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their Business as it is now being conducted, except as would not be material to Markmore and its Subsidiaries, taken as a whole and except as to MCA who currently is in liquidation. Copies of the Governing Documents of each Subsidiary previously made available by Markmore to Liberty are true, correct and complete and are in effect as of the date of this Agreement. Each Subsidiary, except for MCA as a result of the MCA Liquidation Proceeding, is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.03     Due Authorization. Markmore has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it is or will be a party and (subject to the approvals described in the COG Disclosure Letter) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of Markmore and no other corporate proceeding on the part of Markmore is necessary to authorize this Agreement or such Transaction Documents or Markmore’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Document (when executed and delivered by Markmore) will be, duly and validly executed and delivered by Markmore and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Document will constitute, a valid and binding obligation of Markmore, enforceable against Markmore in accordance with its terms, subject to the Enforceability Exceptions.

Section 6.04     No Violations; Consents and Approvals.

(a)            The execution and delivery by Markmore of this Agreement and each Transaction Document to which Markmore is or will be a party does not, and the performance by Markmore of the Agreement and each such Transaction Document will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss, suspension, limitation or impairment of a material benefit under (or right of Markmore or its Subsidiaries to own or use any assets or properties required for the conduct of their respective Businesses, including any of the Oil and Gas Properties owned or held by them) or result in (or give rise to) the creation of any Lien (other than Permitted Liens) or any rights of termination, cancellation, first offer or first refusal, in each case, with respect to any of the properties or assets of any of Markmore or its Subsidiaries (including, for the avoidance of doubt, any of the Oil and Gas Properties of Markmore or any of its Subsidiaries) under, any provision of (i) the Governing Documents of Markmore or any Subsidiary of Markmore, (ii) assuming the consents, approvals and notices referred to in Section 11.01(a) are duly and timely obtained or made, any Material Contract or any Oil and Gas Lease or (iii) assuming the consents, approvals, orders, authorizations, notices, registrations, declarations, filings or permits referred to in Section 6.05 are duly and timely obtained or made, any Law or Governmental Order applicable to Markmore, any Subsidiary of Markmore, or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such violations, defaults, acceleration, losses, suspensions, limitations, impairments, Liens or rights that have not had, individually or in the aggregate, a Material Adverse Effect.

(b)            Other than as set forth on Section 11.01(a), no consent or approval from, or notice to, any third party under any Material Contract or any Oil and Gas Lease of Markmore is required to be obtained or made by Markmore or any Subsidiary of Markmore in connection with the execution and delivery of this Agreement by Markmore or the consummation of the Transactions.

Section 6.05     Governmental Authorities; Consents.     No action by, notice to, consent, approval, waiver, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Markmore with respect to Markmore’s execution, delivery and performance of this Agreement and the Transaction Documents to which it is or will be a party and the consummation of the Transactions, except for (i) any applicable requirements of the HSR Act, Code of the Republic of Kazakhstan on Subsoil and Subsoil Use dated 27 December 2017, Entrepreneurial Code of the Republic of Kazakhstan dated 29 October 2015, (ii) the filing of the Certificate of Merger in accordance with the DGCL, (iii) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Markmore to perform or comply with on a timely basis any material obligation of Markmore under this Agreement or to consummate the Transactions in accordance with the terms hereof and (iv) as otherwise disclosed in the COG Disclosure Letter.

Section 6.06     Current Capitalization.

(a)            As of the date hereof, the issued share capital of Markmore consists of 26,400,000 Markmore Shares, all of which are owned by Markmore directly, free and clear of any Liens (other than the restrictions under applicable Securities Laws, transfer restrictions existing under the terms of the Governing Documents of Markmore, and Permitted Liens) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interest) and have not been issued in violation of preemptive or similar rights. The outstanding Markmore Shares (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) are free and clear of all Liens (other than Permitted Liens) and (iii) are not subject to any other limitation or restrictions (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) or preemptive or similar rights.

(b)            Other than as set forth in this Section 6.06 or in the COG Disclosure Letter or contemplated in this Agreement, there are (i) no subscriptions, calls, obligations, options, warrants, rights (including preemptive rights), puts, commitments or arrangements to acquire from Markmore, or other obligations or commitments of Markmore to issue, sell, or otherwise transfer, any equity securities in, or other securities convertible into or exchangeable or exercisable for Markmore Shares or, or other equity interests in, Markmore, or any other Contracts to which Markmore is a party or by which Markmore or any of its assets or properties are bound obligating Markmore to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Markmore, (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Markmore, (iii) as of the date hereof, (A) no outstanding contractual obligations of Markmore to repurchase, redeem or otherwise acquire any securities or equity interests of Markmore and (B) no outstanding bonds, debentures, notes or other indebtedness of Markmore having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Markmore’s shareholders may vote, (iv) no shareholders agreements, voting agreements, proxies, registration rights agreements or other similar agreements relating to Markmore’s equity interests to which Markmore is a party and (v) as of the date hereof, no shares of common stock, preferred stock or other equity interests of Markmore issued and outstanding.

Section 6.07     Capitalization of Subsidiaries.

(a)            The outstanding shares of capital stock or other equity interests of each of Markmore’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in the COG Disclosure Letter, all of the outstanding ownership interests in each Subsidiary of Markmore are owned by Markmore, directly or indirectly, free and clear of any Liens (other than the restrictions under applicable Securities Laws, transfer restrictions existing under the terms of the Governing Documents of such Subsidiary, and Permitted Liens) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights.

(b)            Except as set forth in the COG Disclosure Letter or contemplated in this Agreement, there are no outstanding (i) securities of Markmore or any of its Subsidiaries convertible into or exchangeable for ownership interests in any Subsidiary of Markmore, (ii) subscriptions, puts, calls, obligations, options, warrants or other rights (including preemptive rights), commitments or arrangements to acquire from Markmore or any of its Subsidiaries, or other obligations or commitments of Markmore or any of its Subsidiaries to issue, sell or otherwise transfer, any ownership interests in, or any securities convertible into or exchangeable for any ownership interests in, any Subsidiary of Markmore or (iii) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any ownership interests in, any Subsidiary of Markmore (the items in clauses (i) - (iii), in addition to all ownership interests of Markmore’s Subsidiaries, being referred to collectively as the “Markmore Subsidiary Securities”). There are no (x) voting trusts, proxies, equityholders agreements or other similar agreements or understandings to which any Subsidiary of Markmore is a party or by which any Subsidiary of Markmore is bound with respect to the voting or transfer of any shares of capital stock of such Subsidiary, or (y) obligations or commitments of Markmore or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of Markmore Subsidiary Securities or make payments in respect of such shares, including based on the value thereof, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Except for Markmore Subsidiary Securities, neither Markmore nor any of its Subsidiaries owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person.

Section 6.08     Financial Statements.

(a)            Markmore has delivered to Liberty true and complete copies of (i) the audited consolidated statements of financial position of Markmore and its Subsidiaries as of December 31, 2021 and December 31, 2020, and the related audited consolidated statements of profit or loss and other comprehensive income, cash flows and changes in equity for the years then ended, together with the auditor’s reports thereon (the “Audited Financial Statements”) and (ii) the unaudited consolidated statement of financial position of Markmore and its Subsidiaries as of June 30, 2022 (the “Most Recent Balance Sheet”) and related unaudited consolidated statements of profit or loss and other comprehensive income, cash flows and changes in equity for six-month period ended June 30, 2022 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements are consistent in all material respects with financial information provided to Governmental Authorities.

(b)            The Financial Statements (i) have been prepared from, and reflect in all material respects, the books and records of Markmore and its Subsidiaries in accordance with IFRS, (ii) present fairly, in all material respects, the consolidated financial position, cash flows and changes in shareholders’ equity of Markmore and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with IFRS consistently applied in all material respects throughout the periods covered thereby and (iii) when included in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 10.03, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c)            Markmore and its Subsidiaries have established and maintain systems of internal controls sufficient to (i) provide reasonable assurance regarding the reliability of Markmore’s and its Subsidiaries’ financial reporting and (ii) permit the preparation of financial statements in accordance with IFRS. The books and records of Markmore and its Subsidiaries have been kept and maintained in accordance with applicable Laws, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)            J&S Associate is a public accounting firm registered with the PCAOB and is independent with respect to Markmore in accordance with the U.S. federal securities laws and the applicable rules and regulations of the SEC and the PCAOB.

(e)            There are no outstanding loans or other extensions of credit made by Markmore or any Subsidiary to any executive officer (as defined in Rule 3b-7) under the Exchange Act) or director of Markmore or any Subsidiary that would be prohibited by Section 402 of the Sarbanes-Oxley Act following the Closing.

Section 6.09     Undisclosed Liabilities. As of the date of this Agreement, neither Markmore nor any of its Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with IFRS, except for liabilities, debts or obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the Most Recent Balance Sheet in the ordinary course of Business of Markmore and its Subsidiaries that are not, individually or in the aggregate, material to Markmore and its Subsidiaries, taken as a whole, (c) arising under this Agreement or the performance by Markmore of its obligations hereunder, (d) disclosed in Section 6.10 of the COG Disclosure Letter or the MCA Liquidation Proceeding or (e) that will be discharged or paid off prior to or at the Closing or that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.10     Litigation and Proceedings. Except as set forth in Section 6.10 of the COG Disclosure Letter and the MCA Liquidation Proceeding, as of the date of this Agreement, there are no pending or, to the knowledge of Markmore, threatened Actions against Markmore or any of its Subsidiaries or any of their respective properties, rights or assets which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 6.10 of the COG Disclosure Letter, as of the date of this Agreement, there is no Governmental Order imposed upon or, to the knowledge of Markmore, threatened in writing against Markmore or any of its Subsidiaries or any of their respective properties, rights or assets that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date hereof, there is no unsatisfied judgment or any open injunction binding upon Markmore or any of its Subsidiaries which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.11     Compliance with Laws. Except (i) with respect to compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 6.21) and compliance with Tax Laws (which are the subject of Section 6.15), (ii) as set forth in Section 6.11 of the COG Disclosure Letter and the MCA Liquidation Proceeding, or (iii) where the failure to be, or to have been, in compliance with such Laws would not constitute a Material Adverse Effect, Markmore and its Subsidiaries are, and since June 30, 2017 have been, in material compliance with all applicable Laws and Governmental Orders. Neither Markmore nor any of its Subsidiaries has received any written notice of any material violations of applicable Laws, Governmental Orders or Permits and, to the knowledge of Markmore, no charge, claim, assertion or Action of any material violation of any Law, Governmental Order or material Permit by Markmore or any of its Subsidiaries is currently threatened against Markmore or any of its Subsidiaries. Except as set forth in Section 6.11 of the COG Disclosure Letter, as of the date hereof (A) no material investigation, action, or review by any Governmental Authority with respect to Markmore or any of its Subsidiaries is pending or, to the knowledge of Markmore, threatened, and (B) no such investigations, actions or reviews have been conducted by any Governmental Authority since March 31, 2017, other than those the outcome of which did not, individually or in the aggregate, result in material liability to Markmore and its Subsidiaries, taken as a whole. Markmore has complied at all times with all applicable net capital requirements.

Section 6.12              Contracts; No Defaults.

(a)            Section 6.12(b) of the COG Disclosure Letter sets forth a complete and accurate list of all of the following Contracts to which, as of the date of this Agreement, Markmore or any of its Subsidiaries is a party or is otherwise bound:

(i)            each Contract that (A) Markmore reasonably anticipates will involve aggregate payments to Markmore and its Subsidiaries in excess of $5,000,000.00 in any fiscal year, (B) Markmore reasonably anticipates will involve aggregate payments by Markmore and its Subsidiaries in excess of $5,000,000.00, or (C) grants to any Person (other than Markmore or its Subsidiaries) (1) any “most favored nation” provisions or other price guarantees for a period greater than one (1) year or (2) material non-competition, non-solicitation or no-hire provisions imposed on Markmore or its Subsidiaries, other than no-hire provisions customarily included in service vendor contracts;

(ii)           each Contract that provides for the acquisition, disposition, license, use, distribution, provision or outsourcing of Hydrocarbons, assets, services, rights or properties with respect to which Markmore reasonably expects it or any of its Subsidiaries will make payments in excess of $5,000,000.00 annually or $5,000,000.00 in the aggregate for the remaining term of such Contract;

(iii)           (x) Contracts entered into during the one (1) year period prior to the date hereof with respect to mergers, acquisitions or sales of any Person or material business unit thereof by Markmore or any of its Subsidiaries (each an “M&A Contract”), or (y) M&A Contracts in which Markmore or any of its Subsidiaries has any ongoing material obligations or liabilities, including deferred purchase price payments, earn-out payments or indemnification obligations;

(iv)          Contracts prohibiting or restricting in any material respect the ability Markmore or any of its Subsidiaries to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any Person, in each case, in any material respect, other than customary restrictions with respect to the sale or delivery of products in certain geographical areas and non-solicitation and no-hire provisions, in each case, entered into in the ordinary course of business;

(v)           each Contract with Governmental Authorities requiring aggregate future payments to Markmore and its Subsidiaries in excess of $5,000,000.00 in any fiscal year;

(vi)          each Contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision that materially restricts the ability of Markmore or its Subsidiaries to compete with respect to any Oil and Gas Properties in any geographic area, during any period of time after the Closing;

(vii)         each Contract involving the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties of Markmore or any of its Subsidiaries, other than contracts for the sale of Hydrocarbons by Markmore and its Subsidiaries in the ordinary course of business;

(viii)        each joint development agreement, exploration agreement, participation, farmout, farmin or program agreement or similar Contract requiring Markmore or any of its Subsidiaries to make expenditures that would reasonably be expected to be in excess of $5,000,000.00 in the aggregate during the twelve (12)-month period following the date of this Agreement, other than customary joint operating agreements and continuous development obligations under Oil and Gas Properties;

(ix)           any Contract that provides for a “take-or-pay” clause or any similar prepayment obligation, acreage dedication, minimum volume commitments or capacity reservation fees to a gathering, transportation or other arrangement downstream of the wellhead, that is not terminable without penalty within ninety (90) days;

(x)            each Contract that is a gathering, transportation, processing or similar agreement to which Markmore or any of its Subsidiaries is a party involving the gathering, transportation, processing or treatment of Hydrocarbons that is not terminable without penalty within ninety (90) days;

(xi)            Contracts for indebtedness for borrowed money or any guarantee thereof, including any mortgage, indenture, note, installment obligation or other instrument or agreement related thereto, except any such Contract (A) with an aggregate outstanding principal amount not exceeding $5,000,000.00 or (B) between or among Markmore and its Subsidiaries;

(xii)          Contracts that relate to the settlement or final disposition of any material Action within the last year pursuant to which Markmore or any of its Subsidiaries has ongoing obligations or liabilities, in each case, in excess of $5,000,000.00

(xiii)         each Contract or other agreement that contains any standstill, “most favored nation” or most favored customer provision, preferential right or rights of first or last offer, negotiation or refusal, in each case, that is material to the Business of Markmore, and that would be triggered by the Transactions, other than those contained in any agreement in which such provision is solely for the benefit of Markmore or any of its Subsidiaries;

(xiv)        each license or other agreement with respect to any item of Markmore Intellectual Property (excluding (A) non-exclusive licenses granted by or to customers or vendors in the ordinary course of business, (B) licenses to open source software, (C) nondisclosure agreements, (D) invention assignment agreements with current and former employees, consultants, and independent contractors of Markmore and/or its Subsidiaries, (E) inbound non-exclusive licenses in respect of commercially available off-the-shelf software having a replacement cost of less than $5,000,000.00, and (F) non-exclusive licenses that are merely incidental to the transaction contemplated in such license, including: (i) a sales or marketing Contract that includes an incidental non-exclusive license to use the trademarks of Markmore or its Subsidiaries for the purposes of advertising and selling Markmore services during the term of and in accordance with such Contract; and (ii) a Contract to purchase or lease equipment, such as a photocopier, computer, or mobile phone that also contains a license of Markmore Intellectual Property);

(xv)          any Contract that is a currency or interest hedging arrangement;

(xvi)         Contracts with any officer, director, manager, stockholder, member of an Affiliate of Markmore, any of its Subsidiaries or any of their respective relatives or Affiliates (other than Markmore or any of Markmore’s Subsidiaries) (excluding Governing Documents); and

(xvii)            each other Contract or other agreement that would be required to be filed by Markmore as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if Markmore was the registrant.

(b)            All of the foregoing set forth in Section 6.12(2) of COG Disclosure Letter, including all amendments and modifications thereto, are sometimes collectively referred to as “Material Contracts.” Markmore has furnished or otherwise made available to Liberty true, complete and correct copies of all Material Contracts. Each Material Contract sets forth the entire agreement and understanding between Markmore and/or its Subsidiaries and the other parties thereto. Each Material Contract is valid, binding and in full force and effect (subject to the Enforceability Exceptions and assuming such Material Contract is a valid and legally binding obligation of the counterparty thereto). None of Markmore, its Subsidiaries nor, to the knowledge of Markmore, any other party thereto is in default or violation of any Material Contract in any material respect. There is no event or condition that exists that constitutes or, with or without notice or the passage of time or both, would constitute any such default or violation by Markmore, its Subsidiaries or, to the knowledge of Markmore, any other party thereto, or give rise to any acceleration of any obligation or loss of rights or any right of termination of a Material Contract. Since March 31, 2020, neither Markmore nor any of its Subsidiaries has received any notice or request, in each case, in writing, on behalf of any other party to a Material Contract to terminate, cancel or not renew such Material Contract, or to renegotiate any material term thereof that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or alleging or disputing any breach or default under such Material Contract.

Section 6.13              Markmore Benefit Plans.

(a)            The COG Disclosure Letter sets forth a true and complete list of each material Markmore Benefit Plan, if any. For purposes of this Agreement, “Markmore Benefit Plan” means each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any stock purchase, stock option, equity or phantom equity compensation, severance, medical, dental, vision, disability, life insurance, health and welfare plan, retirement, employment, individual consulting, retention, change-in-control, fringe benefit, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, in each case, which are contributed to (or required to be contributed to), sponsored by or maintained by Markmore or any of its Subsidiaries for the benefit of any current or former employee, officer, director or individual consultant of Markmore or its Subsidiaries (the “Markmore Employees”), other than any (i) statutory plan, program or arrangement that is required under applicable Laws and maintained by any Governmental Authority.

(b)            With respect to each Markmore Benefit Plan, Markmore has delivered or made available to Liberty copies of (i) each Markmore Benefit Plan and any current trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description, if any, required under ERISA, (iii) the most recent annual report on Form 5500 (if applicable), (iv) the most recent actuarial valuation (if applicable), (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service (if applicable); and (vi) all material communications received from or sent to any Governmental Authority within the last calendar year.

(c)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect each Markmore Benefit Plan has been maintained, funded, established, operated and administered in material compliance with its terms and all applicable Laws, including ERISA and the Code. There is no material Action pending or, to the knowledge of Markmore, threatened against any Markmore Benefit Plan (other than routine claims for benefits).

(d)            Each Markmore Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, to the knowledge of Markmore, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.

(e)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither Markmore nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical, or life insurance benefits for current, former or retired employees of Markmore or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.

(f)            None of Markmore or its Subsidiaries sponsors or maintains, and at no point during the six-year period prior to the date hereof sponsored or maintained, (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA) or (ii) a plan subject to Section 302 or Title IV of ERISA.

(g)            Except as set forth in the COG Disclosure Letter, neither the execution and delivery of this Agreement by Markmore nor the consummation of the Merger will (whether alone or in connection with any subsequent event(s)) (i) result in the payment, acceleration, vesting, funding or creation of any compensatory rights of any director, officer or employee of Markmore or its Subsidiaries to payments or benefits or increases in any payments or benefits (including any loan forgiveness) under any Markmore Benefit Plan (or under any arrangement that would be a Markmore Benefit Plan if in effect as of the date of this Agreement) or (ii) result in severance pay or any increase in severance pay upon any termination of employment.

(h)            Each Markmore Benefit Plan that is governed by the Laws of any jurisdiction outside of the United States or provides compensation or benefits to any current or former Markmore Employee (or any dependent thereof) who resides outside of the United States (each a “Foreign Benefit Plan”) is identified as such on Section 6.13(h) of the COG Disclosure Schedule.

Section 6.14              Labor Matters.

(a)            As of the date of this Agreement, neither Markmore nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreements with a labor organization. None of Markmore Employees are represented by any labor organization or works council with respect to their employment with Markmore or any of its Subsidiaries. To the knowledge of Markmore, as of the date of this Agreement, (i) there are no activities or proceedings of any labor organization to organize any of Markmore Employees, and (ii) there is no, and since March 31, 2017, has been no, material labor dispute or strike, slowdown, concerted refusal to work overtime, or work stoppage against Markmore or any of its Subsidiaries, in each case, pending or threatened.

(b)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of Markmore and its Subsidiaries are in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, annual paid leaves, limitation of overtime hours, dispatched workers, deductions from wages, immigration, disability rights or benefits, equal opportunity, equal treatment for irregular employees, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, “whistle blower” rights, sexual harassment policies, employee leave issues, the proper classification of employees and independent contractors, the proper classification of employees and non-employee directors, the proper payment of overtime and minimum wage, classification of employees as exempt and non-exempt, and unemployment insurance, worker’s accident compensation insurance, health insurance, pension insurance, other mandatory insurance, as applicable, and (ii) Markmore and its Subsidiaries have not since June 30, 2020 committed any unfair labor practice or received written notice of any unfair labor practice complaint against it pending before a labor relations board that remains unresolved.

(c)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Markmore and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid in all cases since June 30, 2017.]

Section 6.15              Taxes.

(a)            All Tax Returns required by Law to be filed by Markmore or its Subsidiaries have been duly filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects.

(b)            All Taxes due and owing by Markmore and its Subsidiaries have been paid.

(c)            Neither Markmore nor any of its Subsidiaries is currently engaged in any audit, administrative proceeding or judicial proceeding with respect to material Taxes or any settlement negotiations with respect to such audit or proceeding. Neither Markmore nor any of its Subsidiaries has received any written notice from a Governmental Authority of a dispute or claim with respect to material Taxes, other than disputes or claims that have since been resolved, and no such claims have been threatened in writing. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of Markmore or any of its Subsidiaries and no request for any such waiver or extension is currently pending.

(d)            Within the past two years, neither Markmore nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(e)            Neither Markmore nor any of its Subsidiaries (i) has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2), (ii) has executed or entered into any “closing agreement” or other binding written agreement with respect to material Taxes with a Governmental Authority that created obligations that will bind Markmore or its Subsidiaries after the Closing or (iii) has, or has ever had, a permanent establishment or branch in a jurisdiction outside the country of its organization.

(f)            There are no Liens with respect to material Taxes on any of the assets of Markmore or its Subsidiaries, other than Permitted Liens.

(g)            Neither Markmore nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than Markmore or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract or otherwise (except, in each case, for liabilities pursuant to commercial contracts (or Contracts entered into in the ordinary course of business) not primarily relating to Taxes).

(h)            Neither Markmore nor any of its Subsidiaries is a party to, is bound by, or has any obligation to any Governmental Authority or other Person (other than Markmore or its Subsidiaries) under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial contracts entered into in the normal course of Business and not primarily relating to Taxes).

(i)            Markmore has not taken any action or agreed to take any action, and is not aware of any fact or circumstance, that would reasonably be expected to prevent the Transactions from qualifying for the Intended Income Tax Treatment.

Section 6.16              Insurance. The COG Disclosure Letter sets forth a list of all material policies of property, fire and casualty, product liability, workers’ compensation, directors and officers and other forms of insurance held by, or for the benefit of, Markmore or any of its Subsidiaries as of the date hereof (collectively, the “Policies”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) all of the Policies with respect to policy periods that include the date of this Agreement are in full force and effect and all premiums due and payable for such Policies have been duly paid, (b) neither Markmore nor any of its Subsidiaries has received a written notice of cancellation, non-renewal or reduction in coverage or termination of any of the Policies or of any material changes that are required in the conduct of the Business of Markmore or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of such Policies and (c) except as set forth in the COG Disclosure Letter there is no material claim by Markmore or any of its Subsidiaries under any Policy. Markmore and its Subsidiaries have reported to their respective insurers all material claims and circumstances known by Markmore and Subsidiary employees with such reporting responsibilities that would reasonably be likely to give rise to a material claim by Markmore or any of its Subsidiaries under any Policy.

Section 6.17              Permits. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and except as set forth in the COG Disclosure Letter: (a) as of the date of this Agreement, each of Markmore and its Subsidiaries has all licenses, approvals, consents, registrations, franchises and permits that are required to own, lease or operate its properties and assets and to conduct its Business as currently conducted (except with respect to licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 6.21), the “Permits”) and all Permits are in full force and effect and (b) none of Markmore or any of its Subsidiaries are (i) in default or violation of such Permits or (ii) is the subject of any pending action by a Governmental Authority seeking the revocation, suspension or impairment of any Permit.

Section 6.18              Personal Property and Assets. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, Markmore and its Subsidiaries own and have good title to or a valid leasehold, license or similar interest in each item of material tangible personal property reflected on the books of Markmore and its Subsidiaries as owned by Markmore or its Subsidiaries, free and clear of all Liens other than Permitted Liens.

Section 6.19              Real Property.

(a)            Neither Markmore nor any of its Subsidiaries owns any real property.

(b)            The COG Disclosure Letter sets forth the address of each interest in real property leased, if any, by Markmore or any of its Subsidiaries (the “Leased Real Property”) and each Contract pursuant to which Markmore or any of its Subsidiaries lease such property, except for any Contract for which the aggregate rental payments in the most recent annual period did not exceed $5,000,000.00 (such Contracts, collectively, the “Leases”). Each Lease sets forth the entire agreement and understanding between Markmore or its Subsidiaries and the other parties thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) none of Markmore, its Subsidiaries nor, to the knowledge of Markmore, any other party thereto is in default or violation of any Lease in any material respect, and (b) to the knowledge of Markmore, there is no event or condition that exists that constitutes or, with or without notice or the passage of time or both, would constitute any such default or violation by Markmore, its Subsidiaries or any other party thereto, so as to give rise to any acceleration of any obligation or loss of rights or any right of termination of a Lease.

Section 6.20              Intellectual Property.

(a)            Except as would not have, individually or in the aggregate, a Material Adverse Effect, either Markmore or a Subsidiary of Markmore owns, or is licensed or otherwise possesses valid rights to use, free and clear of Liens other than Permitted Liens, all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, trade secrets and other intellectual property rights necessary to their respective Businesses as currently conducted (collectively, the “Markmore Intellectual Property”). Except as would not have, individually or in the aggregate, a Markmore Material Adverse Effect, (i) there are no pending or, to Markmore’s knowledge, threatened claims by any person alleging infringement, misappropriation or other violation by Markmore or any of its Subsidiaries of any intellectual property rights of any person, (ii) to Markmore’s knowledge, the conduct of the Business of Markmore and its Subsidiaries does not infringe, misappropriate or otherwise violate any intellectual property rights of any person, (iii) neither Markmore nor any of its Subsidiaries has made any claim of a violation, infringement or misappropriation by others of Markmore’s or any its Subsidiaries’ rights to or in connection with Markmore Intellectual Property, and (iv) to Markmore’s knowledge, no person is infringing, misappropriating or otherwise violating any Markmore Intellectual Property.

(b)            Except as would not have, individually or in the aggregate, a Material Adverse Effect, Markmore and its Subsidiaries have implemented (i) commercially reasonable measures, consistent with industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby); and (ii) commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices.

Section 6.21              Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)            Markmore and its Subsidiaries are and, except for matters which have been fully resolved, since June 30, 2017, have been, in compliance with all applicable Environmental Laws and the terms and conditions of all Permits issued or required pursuant to Environmental Laws for the operation of Markmore as currently conducted;

(b)            there are no Actions pending against or, to the knowledge of Markmore, threatened against Markmore or any of its Subsidiaries alleging any violations of or liability under any Environmental Law or any violations or liability concerning any Hazardous Materials, nor to the knowledge of Markmore is there any reasonable basis for such claim

(c)            Neither Markmore nor any of its Subsidiaries (i) has received any written notice asserting a liability or obligation under any Environmental Laws, including with respect to the investigation, remediation, removal, or monitoring of any Release of Hazardous Materials at or from any property owned, operated, or otherwise used by Markmore or any of its Subsidiaries, or (ii) is subject to any judgment, settlement, decree, injunction, ruling or order of, or has entered into any written agreement with, any Governmental Entity or arbitrator pursuant to any Environmental Law that remains outstanding;

(d)            except for customary indemnities in standard service agreements, neither Markmore nor any of its Subsidiaries has assumed, undertaken or provided an indemnity with respect to any liability of any other Person under any Environmental Law;

(e)            with respect to the Oil and Gas Properties owned by Markmore and its Subsidiaries, Markmore and its Subsidiaries (and to Markmore’s knowledge, third party operators of their respective assets) have not treated, recycled, stored, disposed of, arranged for or permitted the disposal of, transported, handled, exposed any person to, released, or owned or operated any property contaminated by, any Hazardous Materials, in each case in a manner or under conditions that would reasonably be expected to result in a liability to Markmore or any Subsidiary under Environmental Law

(f)            Markmore has made available to Liberty copies of all material environmental assessments, reports and audits prepared by or on behalf of Markmore in the three (3) years preceding the date of this Agreement that are in the possession or reasonable control of Markmore with respect to their operations or assets; and

Section 6.22              Absence of Changes. Since the date of the Most Recent Balance Sheet, there have not been any changes, developments, or events that has or have had a Material Adverse Effect.

Section 6.23              Brokers’ Fees. Except as set forth in the COG Disclosure Letter, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by Markmore, any of its Subsidiaries or any of their respective Affiliates for which Markmore or any of Markmore’s Subsidiaries has any obligation.

Section 6.24              Related Party Transactions. Except for the Contracts set forth in the COG Disclosure Letter, (a) there are no Contracts (excluding Contracts related to (i) employee compensation and other ordinary incidents of employment (including participation in Markmore Benefit Plans) set forth in the COG Disclosure Letter and (ii) equity ownership) between Markmore and/or any of its Subsidiaries, on the one hand, and any Affiliate, officer or director of Markmore, on the other hand, and (b) none of the officers, directors, managers or Affiliates of Markmore or any of its Subsidiaries owns any asset or property (intellectual, real or personal) used in and material to the Business of Markmore and its Subsidiaries taken as a whole, except in its capacity as a security holder of Markmore.

Section 6.25              Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) of the Securities Act, the Proxy Statement and the Proxy Statement/Registration Statement (together with any amendments or supplements thereto), shall comply in all material respects with the applicable requirements of the Securities Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing in accordance with Rule 424(b) of the Securities Act, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the Liberty Shareholders, and at the time of the Special Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, together with any amendments or supplements thereto, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and shall comply in all material respects with the applicable requirements of the Securities Act; provided, however, that, notwithstanding the foregoing provisions of this Section 6.25, no representation or warranty is made by Markmore with respect to information or statements made or incorporated by reference in the Proxy Statement/Registration Statement that were not supplied by or on behalf of Markmore for use therein.

Section 6.26              Regulatory Compliance.

(a)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of Markmore or any of its Subsidiaries, or, to Markmore’s knowledge, any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of any of Markmore or any of its Subsidiaries, is or has been, since March 31, 2017, (i) a Person named on any Sanctions Laws-related or Export Control Laws-related list of designated Persons; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions Laws; (iii) an entity owned, directly or indirectly, individually or in the aggregate, fifty percent or more by one or more Persons described in clauses (i) or (ii); (iv) transacting business with or on behalf of any Person described in clauses (i) – (iii) or any country or territory described in clause (ii) in violation of Sanctions Laws; or (v) otherwise in violation of Sanctions Laws or Export Control Laws.

(b)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of Markmore or any of its Subsidiaries, or, to Markmore’s knowledge, any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of Markmore or any of its Subsidiaries has, since March 31, 2020, (i) made, offered, promised, paid or received any bribes, kickbacks or other similar improper payments to or from any Person or (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate, in each case of clause (i) or (ii), in violation of the Anti-Corruption Laws.

(c)            To Markmore’s knowledge, as of the date hereof, (i) there are no pending or threatened in writing Actions, filings, Governmental Orders, inquiries or governmental investigations alleging any such violations of Anti-Corruption Laws, Sanctions Laws or Export Control Laws by Markmore, any of its Subsidiaries or any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of Markmore or any of its Subsidiaries, and (ii) since March 31, 2020, no such Actions, filings, Governmental Orders, inquiries or governmental investigations have been threatened in writing or are pending.

(d)            Since March 31, 2017, Markmore has not had any material operations or business in the United States.

Section 6.27              Oil and Gas Matters.

(a)            Except for property sold or otherwise disposed of in the ordinary course of business since the date of the reserve report prepared by Klarenco LLC (the “Markmore Independent Petroleum Engineers”) effective as of February 1, 2022 relating to the Oil and Gas Properties of Markmore, a copy of which are attached to Schedule 6.27(a) of the COG Disclosure Schedules (the “Markmore Reserve Report”), Markmore and/or its Subsidiaries have Good and Defensible Title to all Oil and Gas Properties forming the basis for the reserves reflected in Markmore Reserve Report and, in each case, as attributable to interests owned by Markmore and its Subsidiaries. The term “Good and Defensible Title” means that Markmore’s or its Subsidiaries’ title (that is either of record or in which Markmore or a Subsidiary of Markmore has contractual or statutory rights) (as of the date of this Agreement, and as of the Closing) to each of the Oil and Gas Properties held or owned by it (or purported to be held or owned by it as reflected in Markmore Reserve Report), and subject to Permitted Liens, (A) entitles Markmore or a Subsidiary of Markmore to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in (or, if not shown, the net revenue interest used by Markmore Independent Petroleum Engineers in the determination of the reserves shown in) Markmore Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, except for (I) decreases in connection with those operations in which Markmore, a Subsidiary of Markmore, or its respective successors or assigns may, from and after the date of this Agreement and in accordance with the terms of this Agreement, elect to be a non-consenting co-owner, (II) decreases resulting from the establishment or amendment, from and after the date of this Agreement, of pools or units in accordance with this Agreement, (III) decreases required after the date of this Agreement to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, or (IV) adjustments to such net revenue interest based upon payout or payment of any cost-recovery burden, (B) obligates Markmore or any of its Subsidiaries to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown in (or, if not shown, the working interest used by Markmore Independent Petroleum Engineers in the determination of the reserves shown in) Markmore Reserve Report for such Oil and Gas Properties except for (I) increases resulting from contribution rights or requirements with respect to defaulting or non-consenting co-owners from and after the date of this Agreement under applicable operating agreements, (II) increases to the extent that such increases are accompanied by at least a proportionate increase in the net revenue interest of Markmore, or (III) adjustments to such working interest based upon payout or payment of any cost-recovery burden and (C) is free and clear of all Liens (other than Permitted Liens).

(b)            COG holds defensible rights to conduct subsoil use operations: (a) with respect to production - on 99.2 square kilometers territory, according to the mining allotment, copy of which is disclosed in the disclosure documents enclosed to the COG Disclosure Schedules, and (b) with respect to exploration - on 287 square kilometers territory, according to the geological allotment, copy of which is disclosed in the disclosure documents enclosed to the COG Disclosure Schedules.

(c)            The factual, non-interpretive data supplied to Markmore Independent Petroleum Engineers relating to the Oil and Gas Properties covered by Markmore Reserve Report, by or on behalf of Markmore that was material to such firm’s estimates of oil and gas reserves attributable to the Oil and Gas Properties of Markmore in connection with the preparation of the Markmore Reserve Report was, as of the time provided, accurate in all material respects. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there have been no changes in respect of the matters addressed in the Markmore Reserve Report that have had, individually or in the aggregate, a Material Adverse Effect.

(d)            Except as has not had, individually or in the aggregate, a Material Adverse Effect, (i) neither Markmore nor any Subsidiary has received any written claim or notice that (A) any rentals, shut-ins or similar payments owed to any Person or individual under (or otherwise with respect to) any such Oil and Gas Properties have not been properly and timely paid, (B) any royalties, minimum royalties, overriding royalties or other Production Burdens with respect to any Oil and Gas Properties owned or held by Markmore or any Subsidiary of Markmore have not been timely and properly paid, (C) Markmore or any Subsidiary of Markmore (or, to Markmore’s Knowledge, any third party operator) has violated any provision of, or taken or failed to take any action that, with or without notice, lapse of time, or both, would constitute a default the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by Markmore or any Subsidiary, and (ii) as of the date of this Agreement, neither Markmore nor any Subsidiary has received written notice from any other party to any Oil and Gas Lease that Markmore or any Subsidiary of Markmore is in material breach or default under any Oil and Gas Lease.

(e)            All material proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of Markmore or any Subsidiary are being received by it in a timely manner and are not being held in suspense for any reason other than (i) awaiting preparation and approval of a division order or division order title opinions for recently drilled wells or (ii) as may be permitted by applicable Law.

(f)            As of the date of this Agreement, there is no well included in the Oil and Gas Properties of Markmore or any Subsidiary that is subject to any order from any Governmental Entity or written notice pursuant to an Oil and Gas Lease or a Material Contract from any other third party requiring that such well be immediately plugged and abandoned or alleging that such well should have been previously plugged and abandoned.

(g)            Except as provided for in the rehabilitation plan a copy of which is disclosed in the disclosure documents enclosed to the COG Disclosure Letter, as of the date of this Agreement, there are no outstanding authorizations for expenditure for funding or participation under any agreement or contract which is binding on Markmore or any Subsidiary, or any of their respective Oil and Gas Properties and which Markmore reasonably anticipates will individually require expenditures by Markmore in excess of $100,000.

(h)            Neither Markmore nor any Subsidiary of Markmore is obligated by virtue of a prepayment arrangement, make up right under a production sales contract containing a “take or pay” or similar provision, production payment or any other similar arrangement (other than gas balancing arrangements) to deliver Hydrocarbons or proceeds from the sale thereof, attributable to the Oil and Gas Properties of Markmore or any Subsidiary of Markmore at some future time without then or thereafter receiving the full contract price therefor.

(i)            Neither Markmore nor any Subsidiary of Markmore has received written notice of any breach or default of, in any material respect, of any of its Oil and Gas Leases or any pooling agreement, production sharing agreement or similar agreement covering any such Oil and Gas Lease. As of the date of this Agreement, neither Markmore nor any Subsidiary of Markmore has received from any applicable lessor any written notice of any material default or material breach by Markmore or any Subsidiary of Markmore under any Oil and Gas Lease for which default or breach has not been cured or remedied.

(j)            There are no preferential purchase rights or rights of first or last offer, negotiation or refusal in joint operating agreements, participation agreements or other contracts or agreements binding upon the Oil and Gas Properties of Markmore or any Subsidiary of Markmore that would be triggered by the consummation of the Transactions and result in a loss of any portion of such Oil and Gas Properties.

(k)            Neither Markmore nor any Subsidiary of Markmore has received any notice of any pending, and to Markmore’s Knowledge, there is no threatened, Proceeding to condemn or take by power of eminent domain all or any of the Oil and Gas Properties of Markmore or any Subsidiary of Markmore.

Section 6.28              No Additional Representations or Warranties. Except as provided in and this Article VI, neither Markmore nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equity holders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Liberty or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Liberty or its Affiliates.

Article VII
REPRESENTATIONS AND WARRANTIES OF LIBERTY

Except as set forth in the disclosure letter delivered by Liberty to Markmore on the date of this Agreement (the “Liberty Disclosure Letter”) (each section of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the SEC Reports filed or furnished by Liberty prior to the date hereof (excluding (i) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (ii) any exhibits or other documents appended thereto) (and it being further acknowledged that nothing whatever disclosed anywhere in such SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 7.01 (Corporate Organization), Section 7.02 (Due Authorization), Section 7.06 (Financial Ability; Trust Account), Section 7.10 (Tax Matters) and Section 7.11 (Capitalization)), Liberty represents and warrants to Markmore as follows:

Section 7.01              Corporate Organization. Liberty is duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of Liberty previously delivered by Liberty to Markmore are true, correct and complete and are in effect as of the date of this Agreement. Liberty is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective Governing Documents. Liberty is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability Markmore, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a Liberty Material Adverse Effect.

Section 7.02              Due Authorization.

(a)            Liberty has all requisite corporate or entity power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party and, upon receipt of the Liberty Shareholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors of Liberty and, except for the Liberty Shareholder Approval, no other corporate or equivalent proceeding on the part of Liberty is necessary to authorize this Agreement or such Transaction Documents or Liberty’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Document to which Liberty is or will be a party has been or will be, duly and validly executed and delivered by Liberty and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Document to which Liberty is or will be a party, constitutes or will constitute a legal, valid and binding obligation of Liberty, enforceable against Liberty in accordance with its terms, subject to the Enforceability Exceptions.

(b)            Assuming a quorum is present at the Special Meeting, as adjourned or postposed, the only votes of any of Liberty Capital Stock necessary in connection with the entry into this Agreement by Liberty, the consummation of the Transactions, including the Closing, and the approval of the Liberty Shareholder Matters are as set forth in Section 7.02(b) of the Liberty Disclosure Letter (such votes, collectively, the “Liberty Shareholder Approval”).

(c)            At a meeting duly called and held, the board of directors of Liberty has unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of Liberty Shareholders; (ii) determined that the fair market value of Markmore is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the Transactions as a Business Combination; and (iv) resolved to recommend to the stockholders of Liberty approval of the Transactions.

(d)            To the knowledge of Liberty, the execution, delivery and performance of any Transaction Document by any party thereto, do not and will not conflict with or result in any violation of any provision of any applicable Law or Governmental Order applicable to such party or any of such party’s properties or assets.

Section 7.03              No Conflict. The execution, delivery and performance of this Agreement and any other Transaction Document to which Liberty is or will be a party by Liberty and, upon receipt of the Liberty Shareholder Approval, the consummation of the transactions contemplated hereby or by any other Transaction Document do not and will not (a) conflict with or violate any provision of, or result in the breach of the Liberty Organizational Documents or any organizational documents of any Subsidiaries of Liberty, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Liberty, any Subsidiaries of Liberty or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Liberty or any Subsidiaries of Liberty is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Liberty or any Subsidiaries of Liberty, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Liberty Material Adverse Effect.

Section 7.04              Litigation and Proceedings. There are no pending or, to the knowledge of Liberty, threatened in writing Actions against Liberty or any of their respective properties, rights or assets, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a Liberty Material Adverse Effect. There is no Governmental Order imposed upon or, to the knowledge of Liberty, threatened in writing against Liberty or any of their respective properties, rights or assets which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a Liberty Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon Liberty which could, individually or in the aggregate, reasonably be expected to have a Liberty Material Adverse Effect.

Section 7.05              Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Markmore and PubCo contained in this Agreement, no action by, notice to, consent, approval, waiver, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Liberty with respect to Liberty’s execution, delivery and performance of this Agreement and the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby, except for (i) any applicable requirements of the HSR Act, Code of the Republic of Kazakhstan on Subsoil and Subsoil Use dated 27 December 2017, Entrepreneurial Code of the Republic of Kazakhstan dated 29 October 2015, and Securities Laws, (ii) the filing of the Certificate of Merger in accordance with the DGCL, (iii) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Liberty Material Adverse Effect and (iv) as otherwise disclosed in Section 7.05 of the Liberty Disclosure Letter.

Section 7.06              Financial Ability; Trust Account.

(a)            As of the date hereof, there is at least $116,150 million invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Markmore, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, effective as of November 8, 2021, by and between Liberty and the Trustee on file with the SEC Reports of Liberty as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Liberty Organizational Documents and Liberty’s final prospectus dated November 3, 2021 (the “Final Prospectus”). Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Markmore Act of 1940, as amended. Liberty has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. Since November 3, 2021, Liberty has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Merger Effective Time, the obligations of Liberty to dissolve or liquidate pursuant to the Liberty Organizational Documents shall terminate, and, as of the Merger Effective Time, Liberty shall have no obligation whatsoever pursuant to the Liberty Organizational Documents to dissolve and liquidate the assets of Liberty by reason of the consummation of the Transactions. To Liberty’s knowledge, following the Merger Effective Time, no Liberty Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its Liberty Common Shares for redemption pursuant to the Liberty Shareholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Liberty and, to the knowledge of Liberty, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Liberty, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than Liberty Shareholders who shall have elected to redeem their Liberty Common Shares pursuant to the Liberty Shareholder Redemption or the underwriters of Liberty’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.

(b)            As of the date hereof, assuming the accuracy of the representations and warranties of Markmore and PubCo contained herein and the compliance by Markmore and PubCo with its respective obligations hereunder, Liberty has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Liberty on the Closing Date.

(c)            As of the date hereof, Liberty does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness (other than the Working Capital Loans).

(d)            Except as set forth in Section 7.06(d) of the Liberty Disclosure Letter, as of the date hereof and except for the Transaction Documents and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), Liberty is not party to any Contract with any other Person that would require payments by Liberty or any of its Subsidiaries after the date hereof in excess of $5,000,000.00 in the aggregate with respect to any individual Contract.

Section 7.07              Brokers’ Fees. Except as set forth in Section 7.07 of the Liberty Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by Liberty or any of its Affiliates, including the Sponsors. Upon the payment of the fees set forth in Section 7.07 of the Liberty Disclosure Letter, no Person shall have the right to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment for any other transaction involving Liberty following the Closing.

Section 7.08              SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a)            Liberty has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since November 3, 2021 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Liberty as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. As of the date of this Agreement, Liberty does not have any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b)            Liberty has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Liberty is made known to Liberty’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Liberty’s knowledge, such disclosure controls and procedures are effective in timely alerting Liberty’s principal executive officer and principal financial officer to material information required to be included in Liberty’s periodic reports required under the Exchange Act.

(c)            Liberty has established and maintained a system of internal controls. To Liberty’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Liberty’s financial reporting and the preparation of Liberty’s financial statements for external purposes in accordance with GAAP.

(d)            Each director and executive officer of Liberty has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. There are no outstanding loans or other extensions of credit made by Liberty to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Liberty. Liberty has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)            Neither Liberty (including any employee thereof) nor Liberty’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Liberty, (ii) any fraud, whether or not material, that involves Liberty’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Liberty or (iii) any claim or allegation regarding any of the foregoing.

(f)            As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of Liberty, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 7.09              Business Activities.

(a)            Since its incorporation, Liberty has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Liberty Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Liberty or to which Liberty is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Liberty or any acquisition of property by Liberty or the conduct of business by Liberty as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Liberty Material Adverse Effect.

(b)            Liberty does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Liberty nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)            Section 7.09(c) of the Liberty Disclosure Letter sets forth each Contract to which Liberty is a party or otherwise bound as of the date hereof. Except for this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 9.01), Liberty is not, and at no time has been, party to any Contract with any other Person that (i) would require payments by Liberty in excess of $100,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 9.01)) or (ii) grants to any Person any non-competition, non-solicitation, no-hire or similar restrictive covenant provisions imposed on Liberty.

(d)            There is no liability, debt or obligation of or claim or judgment against Liberty or any of its Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on Liberty’s condensed balance sheet as of March 31, 2022 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Liberty and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of Liberty’s condensed balance sheet as of March 31, 2022 in the ordinary course of the operation of business of Liberty and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to Liberty and its Subsidiaries, taken as a whole), (iii) disclosed in the Liberty Disclosure Letter or (iv) incurred in connection with or contemplated by this Agreement or the Transactions.

(e)            Since November 3, 2021, (i) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a Liberty Material Adverse Effect and (ii) except as set forth in Section 7.09(e) of the Liberty Disclosure Letter, Liberty has, in all material respects, conducted its business and operated their properties in the ordinary course of business consistent with past practice.

Section 7.10              Tax Matters.

(a)            All Tax Returns required by Law to be filed by Liberty have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b)            All Taxes due and owing by Liberty have been paid.

(c)            Liberty is not currently engaged in any audit, administrative proceeding or judicial proceeding with respect to material Taxes or any settlement negotiations with respect to such audit or proceeding. Liberty has not received any written notice from a Governmental Authority of a dispute or claim with respect to material Taxes, other than disputes or claims that have since been resolved, and no such claims have been threatened in writing. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of Liberty and no request for any such waiver or extension is currently pending.

(d)            Within the past two years, neither Liberty nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(e)            Liberty (i) has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2), (ii) has not executed or entered into any “closing agreement” or other binding written agreement with respect to material Taxes with a Governmental Authority that created obligations that will bind Liberty after the Closing or (iii) has not, or has not ever had, a permanent establishment or branch in a jurisdiction outside the country of its organization.

(f)            There are no Liens with respect to material Taxes on any of the assets of Liberty, other than Permitted Liens.

(g)            Liberty does not have any material liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor or (iii) by Contract or otherwise (except, in each case, for liabilities pursuant to commercial contracts with persons that are not the Sponsor or its direct or indirect equity holders or their Affiliates that do not primarily relate to Taxes).

(h)            Liberty is not a party to, is bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts entered into in the normal course of business with persons that are not the Sponsor or its direct or indirect equity holders or their Affiliates and not primarily relating to Taxes).

(i)            Liberty has not taken any action or agreed to take any action, or is aware of any fact or circumstance, that would reasonably be expected to prevent the Transactions from qualifying for the Intended Income Tax Treatment.

Section 7.11              Capitalization.

(a)            The authorized capital stock of Liberty consists of (i) 100,000,000 Liberty Class A Common Shares, (ii) 10,000,000 Liberty Class B Common Shares and (iii) 1,000,000 Liberty Preferred Shares, of which (A) 530,275 Liberty Class A Common Shares are issued and outstanding as of the date of this Agreement, (B) 2,875,000 Liberty Class B Common Shares are issued and outstanding as of the date of this Agreement and (C) no Liberty Preferred Shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding Liberty Class A Common Shares, Liberty Class B Common Shares and Liberty Preferred Shares (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) were issued in compliance in all material respects with applicable Law, (3) were not issued in breach or violation of any preemptive rights or Contract and (4) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the SEC Reports with respect to certain Liberty Capital Stock held by the Sponsor.

(b)            Subject to the terms of conditions of the Warrant Agreement, the Warrants will be exercisable after giving effect to the Merger for one B Share at an exercise price of $11.50 per share. As of the date of this Agreement, 11,500,000 Public Warrants and 530,275 Private Placement Warrants are issued and outstanding. The Liberty Warrants are not exercisable until the later of (x) November 8, 2022, and (y) thirty (30) days after the Closing. All outstanding Liberty Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Liberty, enforceable against Liberty in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Liberty’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Liberty’s Governing Documents or any Contract to which Liberty is a party or otherwise bound.

(c)            Except for this Agreement, the Liberty Warrants and the Subscription Agreements, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Liberty Capital Stock or any other equity interests of Liberty, or any other Contracts to which Liberty is a party or by which Liberty is bound obligating Liberty to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Liberty, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Liberty. Except as disclosed in the SEC Reports, the Liberty Organizational Documents or in the Sponsor Support Agreement, there are no outstanding contractual obligations of Liberty to repurchase, redeem or otherwise acquire any securities or equity interests of Liberty. There are no outstanding bonds, debentures, notes or other indebtedness of Liberty having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Liberty’s stockholders may vote. Except as disclosed in the SEC Reports, Liberty is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Liberty Capital Stock or any other equity interests of Liberty. Liberty does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, restricted share, phantom equity, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(d)            No Person and no syndicate or “group” (as defined in the Exchange Act and the rules thereunder) owns directly or indirectly beneficial ownership (as defined in the Exchange Act and the rules thereunder) of securities of Liberty representing 15% or more of the combined voting power of the issued and outstanding securities of Liberty.

Section 7.12              Nasdaq Listing. The issued and outstanding units of Liberty, each such unit comprised of one Liberty Common Share and one Liberty Warrant (a “Liberty Unit”), are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Global Market under the symbol “LIBYU.” The issued and outstanding Liberty Common Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Global Market under the symbol “LIBY.” The issued and outstanding Liberty Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Global Market under the symbol “LIBYW.” Liberty is in compliance with the rules of the Nasdaq Global Market and there is no Action pending or, to the knowledge of Liberty, threatened against Liberty by the Nasdaq Global Market or the SEC with respect to any intention by such entity to deregister the Liberty Common Shares or Liberty Warrants or terminate the listing of Liberty Common Shares or Liberty Warrants on the Nasdaq Global Market. None of Liberty or its Affiliates has taken any action in an attempt to terminate the registration of the Liberty Common Shares or Liberty Warrants under the Exchange Act except as contemplated by this Agreement. Liberty has not received any notice from the Nasdaq Global Market or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Liberty Common Shares or Liberty Warrants from the Nasdaq Global Market or the SEC.

Section 7.13              Related Party Transactions. Except as described in the SEC Reports or in connection with the PIPE Financing, there are no transactions, Contracts, side letters, arrangements or understandings between Liberty, on the one hand, and any director, officer, employee, beneficial owner of more than five percent (5%) of Liberty’s outstanding capital stock as of the date hereof, or Affiliate of Liberty.

Section 7.14              Investment Company Act. Neither Liberty nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 7.15              Interest in Competitors. Liberty does not own any interest, nor does any of its Associates (as defined under the HSR Act) or Affiliates insofar as such Affiliate-owned interests would be attributed to Liberty under the HSR Act or any other antitrust Law, in any Person that derives revenues from any lines of products, services or business within any of Markmore’s or any of its Subsidiaries’ lines of products, services or business.

Section 7.16              Proxy Statement and Proxy Statement/Registration Statement. When first filed pursuant to Section 14A of the Exchange Act, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Exchange Act. On the date of any filing pursuant to Section 14A of the Exchange Act, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the Liberty Shareholders, and at the time of the Special Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, together with any amendments or supplements thereto, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Liberty makes no representations or warranties as to the information contained in or omitted from the Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Liberty by or on behalf of Markmore or PubCo specifically for inclusion in the Proxy Statement or the Proxy Statement/Registration Statement.

Section 7.17              No Working Capital Loans. As of the date hereof, there are no Working Capital Loans outstanding.

Section 7.18              No Additional Representations or Warranties. Except as provided in and this Article VII, neither Liberty nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equity holders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to the Markmore Parties or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Markmore Parties or their Affiliates.

Article VIII
COVENANTS OF THE MARKMORE PARTIES

Section 8.01            Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), Markmore shall, and shall cause its Subsidiaries to, except as required by this Agreement, required by applicable Law, contemplated by the PubCo Reorganization, set forth in the COG Disclosure Letter or consented to in writing by Liberty (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use its reasonable efforts to operate its Business in the ordinary course of business consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19 Measures; provided that, any action taken, or omitted to be taken, that relates to, or arises out of, COVID-19 Measures shall be deemed to be in the ordinary course of business), maintain in effect its material Oil and Gas Properties and Markmore Permits, and preserve its relationships with its key customers and suppliers. Without limiting the generality of the foregoing, except as required by Law, required by this Agreement, contemplated by the PubCo Reorganization, set forth in the COG Disclosure Letter or consented to in writing by Liberty (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Markmore Parties shall not, and Markmore shall cause its Subsidiaries not to, during the Interim Period:

(a)            change or amend the Governing Documents of the Markmore Parties;

(b)            (i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on any shares of capital stock or any other equity or voting securities of any of the Markmore Parties or any of Markmore’s Subsidiaries, or (ii) issue, grant or agree to provide any options, warrants or other rights to purchase or obtain any shares of capital stock or any other equity or equity-based or voting securities of any of the Markmore Parties;

(c)            except in the ordinary course of business consistent with past practice or as required by any Markmore Benefit Plan or applicable Law, make any grant or promise of any severance or termination payment to any Person, except severance or termination payments in connection with the termination of any employee in the ordinary course of business, establish, adopt, enter into, amend in any material respect or terminate any Markmore Benefit Plan regarding equity-based grants or compensation, or any plan, agreement, program, policy, trust, fund or other arrangement that would be such type of Markmore Benefit Plan if it were in existence as of the date of this Agreement, other than to amend or replace any such Markmore Benefit Plan in the ordinary course of business if the cost of providing benefits thereunder is not materially increased;

(d)            other than in connection with its obligations under Section 10.03, make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of Markmore and its Subsidiaries, other than as may be required by applicable Law, IFRS or regulatory guidelines;

(e)            adopt or enter into a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or reorganization of Markmore or its Subsidiaries;

(f)            directly or indirectly acquire by merging or consolidating with, or by purchasing substantially all of the assets of, or by purchasing all of or a substantial equity securities in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof, in each case, that would be material to Markmore and the Subsidiaries, taken as a whole, and other than in the ordinary course of business;

(g)            issue any debt securities, or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness in excess of $5,000,000.00 in the aggregate, except, in each case, in the ordinary course of business consistent with past practice, and, as to Indebtedness, except as between or among Markmore and its Subsidiaries;

(h)            enter into any agreement that materially restricts the ability of Markmore or its Subsidiaries to engage or compete in any line of business or enter into a new line of business, except where such restriction does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of Markmore and its Subsidiaries, taken as a whole;

(i)             enter into, assume, assign, partially or completely amend any material term of or terminate (excluding any expiration in accordance with its terms) any collective bargaining or similar agreement, other than as required by applicable Law;

(j)             take any action reasonably likely to impede the Intended Income Tax Treatment;

(k)            take or omit to take any action that would result in the condition set forth in the COG Disclosure Letter failing to be satisfied at the Closing;

(l)             enter into, modify in any material respect or terminate any Contract that is (or would be if entered into prior to the date of this Agreement) a Material Contract or Lease, other than in the ordinary course of business or as required by Law;

(m)           sell, assign, transfer, convey, lease, exclusively license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Owned Intellectual Property) of Markmore, other than (A) equipment deemed by Markmore in its reasonable business judgment to be obsolete or not worth the costs of maintaining or registering the item, (B) nonexclusive licenses granted by Markmore or any of its Subsidiaries in the ordinary course of business, or (C) transactions among Markmore and its Subsidiaries or among its Subsidiaries;

(n)            settle any pending or threatened Action (1) to the extent such settlement includes an agreement to accept or concede injunctive relief restricting Markmore or a Subsidiary in a manner materially adverse to Markmore or a Subsidiary or (2) to the extent such settlement involves a Government Authority or alleged criminal wrongdoing, in each case without first notifying Liberty of its intent to do so if such prior notification is legally permissible (as determined by Markmore based on advice of counsel);

(o)            except in the ordinary course of business consistent with past practice, make, change or revoke any Tax election, adopt or change (or request any Governmental Authority to change) any accounting method or accounting period with respect to Taxes, file any amended Tax Return, settle or compromise any Tax liability or claim for a refund of any amount of Taxes, enter into any closing agreement or other binding written agreement with respect to any Tax, or enter into any Tax sharing or Tax indemnification agreement or similar agreement (excluding commercial Contracts not primarily relating to Taxes);

(p)            fail to maintain in full force and effect material insurance policies covering Markmore and the Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices in a manner materially detrimental to Markmore and its Subsidiaries;

(q)            enter into any Related Party Transactions or amend in any material respect any existing Related Party Transactions (excluding (i) any ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of Markmore or its Subsidiaries in their capacity as an officer or director and (ii) any Contracts between Markmore or any of its Subsidiaries, on the one hand, and Markmore, on the other hand, that are entered into in the ordinary course of business); or

(r)            enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 8.01.

Markmore’s undertakings in this Section 8.01 shall not apply to the release of pledges over COG’s subsoil use rights under Contract 526 granted to Export Import Bank of Malaysia under the Subsoil Use Right Pledge Agreement dated 3 April 2012.

Section 8.02           Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Markmore Parties or any of Markmore’s Subsidiaries by third parties that may be in the Markmore Parties’ or any of Markmore’s Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of Markmore or the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of the Markmore Parties would result in the loss of attorney-client privilege or other privilege from disclosure, during the Interim Period the Markmore Parties shall, and Markmore shall cause its Subsidiaries to, afford to Liberty and its Representatives reasonable access during normal business hours and with reasonable advance notice, in such manner as to not unreasonably interfere with the normal operation of the Markmore Parties and Markmore’s Subsidiaries and so long as permissible under applicable Law, to their respective properties, assets, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Markmore Parties and Markmore’s Subsidiaries, and shall use its and their reasonable efforts to furnish such Representatives with financial and operating data and other information concerning the business and affairs of the Markmore Parties and Markmore’s Subsidiaries that are in the possession of the Markmore Parties and Markmore’s Subsidiaries, in each case, as Liberty and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that Liberty shall not be permitted to perform any environmental sampling or testing at any Leased Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions; provided, further, however, that remote access may be provided by the Markmore Parties and Markmore’s Subsidiaries in lieu of physical access in response to COVID-19 to the extent reasonably necessary (1) to protect the health and safety of such officers and employees or (2) in order to comply with any applicable COVID-19 Measures. The Parties shall use reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request, and the provision of access or information, in each case pursuant to this Section 8.02 shall be made in a time and manner so as not to materially delay the Closing. All information obtained by Liberty and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 8.03           No Claim Against the Trust Account. Each of the Markmore Parties acknowledges that it has read the Final Prospectus and other SEC Reports, the Liberty Organizational Documents, and the Trust Agreement and understands that Liberty has established the Trust Account described therein for the benefit of Liberty’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. Each of the Markmore Parties further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by the date approved by the stockholders of Liberty to complete a Business Combination, Liberty will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, each of the Markmore Parties (on behalf of itself and its controlled Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by Liberty or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. Notwithstanding the foregoing, this Section 8.03 shall not serve to limit or prohibit any of the Markmore Parties or their respective controlled Affiliates’ rights to pursue a claim against Liberty or any of its Affiliates for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than as contemplated by this Agreement) or pursuant to Section 13.13 for specific performance or other injunctive relief. This Section 8.03 shall survive the termination of this Agreement for any reason.

Section 8.04           PubCo Shareholder Approval; Merger Sub Member Approval.

(a)            At Closing, Markmore shall (i) obtain and deliver to Liberty, the PubCo Shareholder Approval, (A) in the form of a written consent executed by each of the Markmore Interest Holders (pursuant to the Markmore Support Agreement) and (B) in accordance with the terms and subject to the conditions of PubCo’s Governing Documents, and (ii) take all other action necessary or advisable to secure the PubCo Shareholder Approval.

(b)            At Closing, PubCo, as the sole shareholder of Merger Sub, shall deliver to Liberty the Merger Sub Member Approval (A) in the form of a written consent executed by PubCo (pursuant to the Markmore Support Agreement) and (B) in accordance with the terms and subject to the conditions of Merger Sub’s Governing Documents.

Section 8.05           Indemnification and Insurance.

(a)            PubCo agrees that all rights provided in the Governing Documents of Liberty or in any other agreement to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at or after the Merger Effective Time (including in respect of any matters arising in connection with this Agreement and the Transactions) in favor of each Person who at the Merger Effective Time is, or at any time prior to the Merger Effective Time was, a director or officer of Liberty (each, a “D&O Indemnitee”) shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Merger Effective Time.

(b)            Prior to the Closing, Liberty may cause coverage to be extended under Liberty’s current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Merger Effective Time (“D&O Tail”).

(c)            Notwithstanding anything contained in this Agreement to the contrary, this Section 8.05 shall not be terminated or modified in such a manner as to materially and adversely affect any D&O Indemnitee to whom this Section 8.05 applies without the consent of the affected D&O Indemnitee. In the event that PubCo, Liberty or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or Surviving Company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of PubCo or Liberty, as the case may be, shall succeed to the obligations set forth in this Section 8.05.

Section 8.06           PubCo Nasdaq Listing. From the date hereof through the Closing, PubCo shall prepare and submit to the Nasdaq Global Market a listing application, if required under the Nasdaq Global Market rules, covering the PubCo Class B Shares and warrants to be issued in connection with the Transactions, and shall obtain approval for the listing of such PubCo Class B Shares and warrants, and Liberty shall reasonably cooperate with PubCo with respect to such listing.

Article IX
COVENANTS OF LIBERTY

Section 9.01           Conduct of Liberty During the Interim Period.

(a)            During the Interim Period, except as set forth in Section 9.01 of the Liberty Disclosure Letter, as required by this Agreement (including in connection with the PIPE Financing), as required by applicable Law (including COVID-19 Measures), or as consented to by Markmore in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied, except, in the case of (i), (ii), (iv), (vi) and (vii) below, as to which Markmore’s consent may be granted or withheld in its sole discretion), Liberty shall not, and shall cause each of its Subsidiaries not to:

(i)            change, modify, supplement, restate or amend the Trust Agreement or the Liberty Organizational Documents;

(ii)           (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Liberty; (B) split, combine or reclassify any capital stock of, or other equity interests in, Liberty; or (C) other than in connection with the Liberty Shareholder Redemption or as otherwise required by Liberty’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Liberty;

(iii)           except in the ordinary course of business consistent with past practice, make, change or revoke any Tax election, adopt or change (or request any Governmental Authority to change) any accounting method or accounting period with respect to Taxes, file any amended Tax Return, settle or compromise any Tax liability or claim for a refund of any amount of Taxes, enter into any closing agreement or other binding written agreement with respect to any Tax, or enter into any Tax sharing or Tax indemnification agreement or similar agreement (excluding commercial Contracts not primarily relating to Taxes);

(iv)          enter into, renew, modify, supplement or amend any transaction or Contract with an Affiliate of Liberty (including, for the avoidance of doubt, the Sponsor, and, where applicable, (x) anyone related by blood, marriage or adoption to the Sponsor or (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater), other than Working Capital Loans;

(v)           waive, release, compromise, settle or satisfy any pending or threatened Action or compromise or settle any liability;

(vi)          incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, other than Working Capital Loans not exceeding $5,000,000.00 in the aggregate;

(vii)         (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, Liberty or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (x) issuance of Liberty Common Shares in connection with the exercise of any Liberty Warrants outstanding on the date hereof or (y) issuance of Liberty Common Shares at not less than $10 per share on the terms set forth in the Subscription Agreements or (B) amend, modify or waive any of the terms or rights set forth in, any Liberty Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(viii)        enter into any agreement, or otherwise become obligated, to take any action prohibited under this Section 9.01.

(b)            During the Interim Period, Liberty shall, and shall cause its Affiliates, including Sponsor, to comply with, and continue performing under, as applicable, the Liberty Organizational Documents, the Trust Agreement, the Transaction Documents and all other agreements or Contracts to which Liberty or its Subsidiaries may be a party.

Section 9.02           Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Liberty or its Subsidiaries by third parties that may be in Liberty’s or its Subsidiaries’ possession from time to time, and except for any information which on the advice of legal counsel of Liberty would result in the loss of attorney-client privilege or other privilege from disclosure, Liberty shall, and shall cause its Subsidiaries to, afford to the Markmore Parties, their Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not unreasonably interfere with the normal operations of Liberty and its Subsidiaries and so long as permissible under applicable Law to their respective properties and assets, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Liberty and its Subsidiaries, and shall use its and their reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the business and affairs of Liberty and its Subsidiaries that are in the possession of Liberty or its Subsidiaries, in each case as the Markmore Parties and their Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that remote access may be provided by Liberty lieu of physical access in response to COVID-19 to the extent reasonably necessary (a) to protect the health and safety of such officers and employees or (b) in order to comply with any applicable COVID-19 Measures. The Parties shall use reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request, and the provision of access or information, in each case pursuant to this Section 9.02, shall be made in a time and manner so as not to materially delay the Closing. All information obtained by the Markmore Parties, their Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Merger Effective Time.

Section 9.03           Liberty Nasdaq Listing. From the date hereof until the Closing, Liberty shall use reasonable efforts to ensure Liberty remains listed as a public company on, and for shares of Liberty Common Shares and Liberty Warrants (but, in the case of Liberty Warrants, only to the extent issued as of the date hereof) to be listed on, the Nasdaq Global Market.

Section 9.04           Liberty Public Filings. From the date hereof through the effective date of the Registration Statement, Liberty shall use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 9.05           Section 16 Matters. Prior to the Merger Effective Time, Liberty shall take all reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Liberty Common Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Liberty to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 9.06           Qualification as an Emerging Growth Company. Liberty shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and (b) not take any action that would cause Liberty to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

Section 9.07           Shareholder Litigation. In the event that any litigation related to this Agreement, the other Transaction Documents or any or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Liberty, threatened in writing, against Liberty or the board of directors of Liberty by any Liberty Shareholders prior to the Closing, Liberty shall promptly notify Markmore of any such litigation and keep Markmore reasonably informed with respect to the status thereof. Liberty shall provide Markmore the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give good faith consideration to Markmore’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of Markmore.

Section 9.08           FIRPTA. On or before the Closing Date, Liberty shall provide PubCo with a duly executed certificate meeting the requirements of Treasury Regulations Section 1.1445-2(c)(3).

Article X
JOINT COVENANTS

Section 10.01         Approvals.

(a)            As soon as reasonably practicable, but in any event within 30 calendar days following the date of this Agreement, the Parties shall make all necessary filings and submissions under the HSR Act. The Parties shall make all other filings required by the antitrust, competition, and foreign investment Laws of any other jurisdiction, including, if applicable, the Code of the Republic of Kazakhstan on Subsoil and Subsoil Use dated 27 December 2017, Entrepreneurial Code of the Republic of Kazakhstan dated 29 October 2015, as soon as reasonably practicable after the date of this Agreement. Except as may be restricted by applicable Law, (i) the Parties shall cooperate with each other with respect to the obtaining of information needed for the preparation of the Notification and Report Forms required to be filed pursuant to the HSR Act, Code of the Republic of Kazakhstan on Subsoil and Subsoil Use dated 27 December 2017, Entrepreneurial Code of the Republic of Kazakhstan dated 29 October 2015 and any other filings required to be filed pursuant to the applicable Law of any other jurisdiction by any of the Parties in connection with the Transactions, (ii) the Parties shall use reasonable best efforts and shall cooperate in responding to any written or oral requests from Governmental Authorities for additional information or documentary evidence, and (iii) the Parties shall, at the earliest practicable date, (x) comply with any formal or informal request for additional information or documentary material from Governmental Authorities, and (y) cooperate and shall provide notice and opportunity to consult regarding all meetings with Governmental Authorities, whether in person or telephonic, and regarding all written communications with Governmental Authorities, in each case in connection with the Transactions. The Parties agree to request early termination with respect to the waiting period prescribed by the HSR Act and Code of the Republic of Kazakhstan on Subsoil and Subsoil Use dated 27 December 2017, Entrepreneurial Code of the Republic of Kazakhstan dated 29 October 2015. Subject to applicable Law, each Party shall promptly notify the other Parties hereto of any written communication made to or received by a Party, as the case may be, from any Governmental Authority regarding any of the Transactions, and, subject to applicable Law, permit the other Parties to review in advance any proposed written communication to any such Governmental Authority and incorporate the other Parties’ reasonable comments, not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend, and furnish the other parties with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives, on one hand, and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement and the Transactions.

(b)           Each Party shall, and shall cause its Affiliates to, cooperate in good faith with each Governmental Authority and take promptly any and all reasonable action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date). In furtherance and not in limitation of the forgoing, the Parties shall, and shall cause their respective Affiliates to take any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would (or to obtain the agreement or consent of any Governmental Authority to the Transactions the absence of which would) delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions, including (i) proffering and consenting or agreeing to a Governmental Order or other agreement providing for (A) the licensing or other limitations or restrictions on, particular assets, or categories of assets of any Party or (B) the amendment or assignment of existing relationships and contractual rights and obligations of such Party and (ii) promptly effecting the licensing or holding separate of assets or lines of business or the amendment or assignment of existing relationships and contractual rights, in each case, of such Party, at such time as may be necessary to permit the lawful consummating of the Transactions on or prior to the Termination Date. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, the Parties shall, and shall cause their respective Representatives to, cooperate in all reasonable respects with each other. Such Party shall use its reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Governmental Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions. Notwithstanding anything to the contrary in this Section 10.01, nothing in this Section 10.01 or elsewhere in this Agreement shall require or obligate Markmore or the Markmore, and Liberty and Markmore shall not, without prior written consent of Markmore, agree, propose, commit to, or effect, or otherwise be required, by consent decree, hold separate, or otherwise, any sale, divestiture, hold separate, or any other action otherwise limiting the freedom of action in any respect with respect to any businesses, products, rights, services, licenses, assets, or interest therein, of (i) Markmore or any Affiliate or (ii) Markmore or any its Affiliates or subsidiaries, or any interests therein.]

Section 10.02         Support of Transaction. Without limiting any covenant contained in Article VIII or Article IX, including the obligations of each Party with respect to the notifications, filings, reaffirmations and applications described in Section 10.01, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 10.02, each Party shall, and shall each cause its respective Subsidiaries to: (a) use reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use reasonable efforts to obtain all material consents and approvals of third parties that any of the Parties or their respective Affiliates are required to obtain in order to consummate the Transactions; provided, that, to the extent agreed to by Liberty, Markmore shall not be required to seek any such required consents or approvals of third-party counterparties to Material Contracts with Markmore or its Subsidiaries, and (c) take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in Article XI or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall any Party or any of Markmore’s Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which Markmore or any of its Subsidiaries is a party or otherwise required in connection with the consummation of the Transactions.

Section 10.03         Proxy Statement/Registration Statement; Liberty Special Meeting.

(a)            Registration Statement and Prospectus.

(i)            As promptly as reasonably practicable following the execution and delivery of this Agreement, (x) PubCo, Liberty and Markmore shall, in accordance with this Section 10.03(a), jointly prepare and PubCo and Liberty, as applicable, shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Liberty Shareholders relating to the Special Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) and (y) PubCo and Markmore shall prepare (with Liberty’s reasonable cooperation, and Liberty shall cause its Representatives to cooperate) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the PubCo Class B Shares that constitute the Closing Liberty Share Consideration (the “Registration Statement Securities”). Each of PubCo, Liberty and Markmore shall use its reasonable efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. PubCo and Markmore also agree to use their reasonable efforts to obtain all necessary state Securities Law or “Blue Sky” Permits required to carry out the Transactions, and Liberty shall furnish all information concerning Liberty or the Sponsor as may be reasonably requested in connection with any such action. Each of PubCo, Liberty and Markmore agrees to furnish to each other Party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equity holders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of PubCo, Liberty, Markmore or their respective Subsidiaries to any regulatory authority (including the Nasdaq Global Market) in connection with the Merger and the other Transactions (the “Offer Documents”). Liberty will cause the Proxy Statement/Registration Statement to be mailed to the Liberty Shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii)            To the extent not prohibited by Law, PubCo will advise Liberty, reasonably promptly after PubCo receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the PubCo Class B Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, Liberty and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and PubCo shall give reasonable and good faith consideration to and reflect any comments made by Liberty and its counsel. To the extent not prohibited by Law, PubCo shall provide Liberty and its counsel with (A) any comments or other communications, whether written or oral, that PubCo or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of PubCo to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

(iii)           Each of PubCo, Liberty and Markmore shall ensure that none of the information supplied by it or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Liberty Shareholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv)          If at any time prior to the Merger Effective Time any information relating to PubCo, Markmore, Liberty or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by PubCo, Markmore or Liberty, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Liberty Shareholders.

(v)            Liberty Special Meeting. Liberty shall, prior to or (if impracticable to do so prior to such effectiveness) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, establish a record date for, and, as promptly as practicable after such effectiveness, give notice of and duly call a meeting of the Liberty Shareholders (the “Special Meeting”), which meeting shall be held not more than thirty (30) days after the date on which the Registration Statement is declared effective (or such longer period to which Markmore may consent), for the purpose of, among other things: (A) providing Liberty Shareholders with the opportunity to redeem shares of Liberty Common Shares by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Special Meeting (the “Liberty Shareholder Redemption”) and (B) soliciting proxies from holders of Liberty Common Shares to vote at the Special Meeting, as adjourned or postponed, in favor of: (1) the adoption of this Agreement and approval of the Transactions (including the Merger); (2) any other proposals as either the SEC or the Nasdaq Global Market (or the respective staff members thereof) may indicate are necessary in its comments to the Registration Statement or in correspondence related thereto, or any other proposals the Parties agree are necessary or desirable to consummate the Transactions; (3) adoption and approval of any other proposals as reasonably agreed by Liberty and Markmore to be necessary or appropriate in connection with the Transactions; and (4) the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (collectively, the “Liberty Shareholder Matters”). Liberty shall include the Liberty Board Recommendation in the Proxy Statement. Notwithstanding the foregoing, if at any time prior to, but not after, obtaining approval of the Liberty Shareholder Matters, the board of directors of Liberty may change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Liberty Board Recommendation to the extent required, upon advice of external counsel, in order to comply with fiduciary duties under applicable Law (together with any change, withdrawal, withholding, qualification or modification of its recommendation to the Liberty Shareholders described in the Recitals hereto, a “Change in Recommendation”). To the fullest extent permitted by applicable Law, (A) Liberty agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking the Liberty Shareholder Approval shall not be affected by any Change in Recommendation or other intervening event or circumstance, (B) Liberty agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval the Liberty Shareholders the Liberty Shareholder Matters, in each case in accordance with this Agreement, regardless of any Change in Recommendation or other intervening event or circumstance, and (C) Liberty agrees that if the Liberty Shareholder Approval shall not have been obtained at any such Special Meeting, then Liberty shall promptly continue to take all such reasonable and necessary actions, including the actions required by this Section 10.03(a)(v), and hold additional Special Meetings in order to obtain such approval. Liberty may only postpone or adjourn the Special Meeting (and, in the case of the following clauses (ii) and (iii), at the request of Markmore, shall postpone or adjourn), for a period of no longer than thirty (30) days and on a date no later than five (5) Business Days prior to the Termination Date: (i) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of Liberty has determined in good faith after consultation with outside legal counsel is required by applicable Law is disclosed to Liberty Shareholders and for such supplement or amendment to be promptly disseminated to Liberty Shareholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Liberty Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; or (iii) in order to solicit additional proxies from stockholders for purposes of obtaining the Liberty Shareholder Approval; provided, that, notwithstanding any longer adjournment or postponement period specified at the beginning of this sentence, in the event of any such postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 10.04         Exclusivity.

(a)            During the Interim Period, the Markmore Parties shall not take, and it shall direct their Affiliates and Representatives not to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, or provide information to, any Person (other than Liberty or any of its Affiliates or Representatives) concerning any merger, recapitalization or similar business combination transaction, or any sale of substantially all of the assets involving Markmore and its Subsidiaries, taken as a whole (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”) or (ii) commence, continue or renew any due diligence investigation regarding, or that is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 10.04(a). The Markmore Parties shall, and shall direct their Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b)            During the Interim Period, Liberty shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond to, provide information to or commence due diligence with respect to, any Person (other than the Markmore Parties, their shareholders or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Markmore Parties, their shareholders and their respective Affiliates and Representatives; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 10.04(b). Liberty shall, and shall direct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Section 10.05         PIPE Investment.

(a)            During the Interim Period, Liberty shall obtain commitments from certain investors (the “PIPE Investors”) for a private placement of Liberty Ordinary Shares (the “PIPE Investment”) pursuant to one or more subscription agreements (each, a “Subscription Agreement”) pursuant to which, among other things, the PIPE Investors will agree to subscribe for and purchase an aggregate number of Liberty Common Shares set forth in the Subscription Agreements in exchange for an aggregate purchase price of at least $120 million, net of expenses (such aggregate purchase price, the “PIPE Investment Amount”), on the Closing Date and prior to the Merger Effective Time.

(b)            Liberty and the Markmore Parties shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with the PIPE Investment (including having Markmore’s senior management participate in investor meetings and roadshows as reasonably requested by Liberty, and the preparation of materials reasonably necessary in connection therewith), and Liberty shall keep Markmore informed of the status of any and all discussions pertaining to the PIPE Investment.

(c)            The terms and conditions of the PIPE Investment, the Subscription Agreements and any agreement relating thereto shall (i) be subject to the prior written approval of Markmore, (ii) provide that the PIPE Financing is subject only to customary closing conditions and (iii) provide that Markmore will be a third-party beneficiary thereof and entitled to enforce such agreements against the PIPE Investors.

(d)            Unless otherwise approved in writing by Markmore, Liberty shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, the Subscription Agreements or any other agreement related to the PIPE Investment. Subject to the immediately preceding sentence, Liberty shall take, or cause to be taken, all actions and do, or cause to be done, all things required, necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including by enforcing its rights under the Subscription Agreements to cause the respective Affiliates of the Sponsor party thereto and the PIPE Investors to pay to (or as directed by) Liberty the applicable purchase price under each such Person’s Subscription Agreement in accordance with its terms. Without limiting the generality of the foregoing, Liberty shall give Markmore prompt (and, in any event within one (1) Business Day) written notice: (i) prior to any amendment to any Subscription Agreement or related agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by the counterparty to any Subscription Agreement; (iii) of the receipt of any written notice or other written communication from any party with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of any Subscription Agreement, any related agreement or any provisions thereof and (iv) if Liberty does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the Persons contemplated by the Subscription Agreements.

Section 10.06         Tax Matters.

(a)            Notwithstanding anything to the contrary contained herein, Liberty shall pay all transfer, documentary, sales, use, stamp, registration, value-added or other similar Taxes incurred in connection with the Transactions (collectively “Transfer Taxes”). Liberty shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the applicable Parties will join in the execution of any such Tax Returns.

(b)            The Parties will prepare and file all Tax Returns consistent with the Intended Income Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a change in applicable Law after the date hereof or a final “determination” within the meaning of Section 1313(a)(1) of the Code. Each of the Parties agrees to (x) promptly notify all other Parties of any challenge to the Intended Income Tax Treatment by any Governmental Authority, and (y) cooperate with each other and their respective counsel to document and provide factual support for the Intended Income Tax Treatment, including by reasonably cooperating to provide factual support letters.

(c)            No Party shall take or cause to be taken any action, or fail to take or cause to be failed to be taken any action, which action or failure to act would reasonably be expected to prevent the Transactions from so qualifying for the Intended Income Tax Treatment. Both prior to and following the Merger Effective Time, each of the Parties shall, and shall cause their respective Subsidiaries and Affiliates to, use their reasonable best efforts to cause the Merger to qualify for the Intended Income Tax Treatment.

(d)            The Markmore Parties and Liberty hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

Section 10.07         Confidentiality; Publicity.

(a)            Liberty acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby and thereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated hereby and thereby. Markmore acknowledges that, in connection with the PIPE Financing, Liberty shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to prospective investors, which information may include Evaluation Material (as defined in the Confidentiality Agreement); provided, that, Liberty provides Markmore with a reasonable opportunity to review and provide comments to such presentation and Markmore consents to the contents thereof (such consent not to be unreasonably withheld, conditioned or delayed).

(b)            The Parties shall reasonably cooperate to create and implement a communications plan regarding the Transactions promptly following the date hereof. Notwithstanding the foregoing, none of the Parties or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of Markmore or Liberty, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws or the rules of any national securities exchange), in which case such Party, as applicable, shall use its reasonable efforts to obtain such consent with respect to such announcement or communication with the relevant Party, prior to announcement or issuance; and (ii) subject to this Section 10.07, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential, without the consent of any other Party; and provided, further, that subject to Section 8.02 and this Section 10.07, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; provided, further, that notwithstanding anything to the contrary in the foregoing in this Section 10.07(b) (a) public announcements and communications that are consistent with public announcements and communications previously approved pursuant to this Section 10.07(b) shall not require approval by either Party, and (b) subject to compliance with Section 10.07(a), communications by Markmore with its customers, employees and other existing or prospective business relationships will not be considered public announcements or communications for purposes of this Section 10.07(b); provided, further, that notwithstanding anything to the contrary in this Section 10.07(b), nothing herein shall modify or affect Liberty’s obligations pursuant to Section 10.03.

(c)            The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form mutually agreed by Markmore and Liberty prior to the execution of this Agreement, and such initial press release shall be released as promptly as practicable after the execution of this Agreement.

Section 10.08         PubCo Board of Directors, Committees and Officers.

(a)            The Parties shall take all actions necessary to ensure that immediately following the Closing, the PubCo board of directors will consist of seven (7) individuals, three (3) of which will be appointed by Markmore, of whom at least one of whom shall qualify as independent under Nasdaq requirements, one (1) of which shall be appointed by the Sponsor, and three (3) of which shall qualify as independent under Nasdaq requirements and be mutually agreed to by the Sponsor and Markmore. Notwithstanding anything to the contrary in the foregoing, the composition of the board of directors immediately following closing shall comply with the director independence rules under Nasdaq requirements.

(b)            The officers of PubCo as of immediately prior to the Closing shall continue to serve as the officers of PubCo following the Closing until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Governing Documents of PubCo and applicable Law.

Section 10.09         Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

Article XI
CONDITIONS TO OBLIGATIONS

Section 11.01         Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by Markmore, on behalf of the Markmore Parties, and Liberty:

(a)            Governmental Approvals.

(i)            The applicable waiting period(s) under the HSR Act and in respect of the Transactions (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of a Governmental Authority) shall have expired or been terminated.

(ii)           The following Kazakhstan Government Approvals shall have been obtained:

•	Before the MCA/MO Merger, such approvals necessary to remedy the MCA Liquidation Proceeding.

•	Holders of Liberty Shares having obtained a prior consent of the Ministry of Energy of the Republic of Kazakhstan for the acquisition of PubCo Class B Shares, as objects connected with subsoil use rights under the Code of the Republic of Kazakhstan on Subsoil and Subsoil Use dated 27 December 2017, as a result of Holders of Liberty Shares exchanging their Liberty shares for PubCo Class B Shares and such consent remaining valid at the time of such acquisition.

•	Holders of Liberty Shares acquiring (individually or as a “group”) more than 50% of voting PubCo Class B Shares from PubCo as a result of Holders of Liberty Shares exchanging their Liberty Shares for PubCo Class B Shares (if any), having obtained a prior consent of the antimonopoly authority of Kazakhstan under Entrepreneurial Code of the Republic of Kazakhstan dated 29 October 2015 for such acquisition; the term “group” in this paragraph shall have the meaning set out in the Entrepreneurial Code of the Republic of Kazakhstan.

•	If the listing under Section 8.06, occurs following the Merger MO, PubCo having obtained a prior consent of the Ministry of Energy of the Republic of Kazakhstan for the listing, under Section 8.06, of the PubCo Class B Shares on the Nasdaq Global Market, as objects connected with subsoil use rights under the Code of the Republic of Kazakhstan on Subsoil and Subsoil Use dated 27 December 2017, and such consent remaining valid at the time of such listing.

(b)           No Prohibition. There shall not be in force any Governmental Order enjoining or prohibiting the consummation of the Transactions.

(c)           Net Tangible Assets. Liberty shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Liberty Shareholder Redemption and receipt of the PIPE Financing.

(d)           Liberty Shareholder Approval. The Liberty Shareholder Approval shall have been duly obtained in accordance with the DGCL, the Liberty Organizational Documents and the rules and regulations of the Nasdaq Global Market.

(e)           PubCo Shareholder Approval. The PubCo Shareholder Approval shall have been duly obtained in accordance with the applicable Law and PubCo’s Governing Documents.

(f)            Merger Sub Member Approval. The Merger Sub Member Approval shall have been duly obtained in accordance with the DGCL and Merger Sub’s Governing Documents.

(g)           Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(h)           Listing Approval. The PubCo Class B Shares to be issued in connection with the Merger and the other Transactions shall have been approved for listing on the Nasdaq Global Market.

(i)            PubCo Reorganization. The PubCo Reorganization shall have been consummated.

(j)            consent of Export Import Bank of Malaysia provided to Markmore with respect to the Transaction by a letter dated 9 November 2022 remaining in force and effect and has not been revoked.

Section 11.02         Additional Conditions to Obligations of Liberty. The obligations of Liberty to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Liberty:

(a)            Representations and Warranties.

(i)            The representations and warranties of PubCo contained in the first through fourth sentences of Section 5.01 (Corporate Organization of PubCo, HoldCo and Merger Sub), and Section 5.02 (Due Authorization), and the representations and warranties of Markmore contained in the first and second sentences of Section 6.01 (Corporate Organization of Markmore), and Section 6.03 (Due Authorization) (collectively, the “Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)           The representations and warranties of Markmore contained in Section 5.05 (Current Capitalization), Section 6.06 (Current Capitalization), and Section 6.22 (Absence of Changes) shall be true and correct in all respects as of the Closing Date.

(iii)          The representations and warranties of Markmore contained in Article VI (other than the Specified Representations and the representations and warranties of Markmore contained in Section 6.22), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to imminently result in, a Material Adverse Effect.

(b)            Agreements and Covenants. The covenants and agreements of Markmore in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)            Officer’s Certificate. Markmore shall have delivered to Liberty a certificate signed by an officer of Markmore, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.02 have been fulfilled.

Section 11.03         Additional Conditions to the Obligations of the Markmore Parties. The obligation of the Markmore Parties to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Markmore, on behalf of the Markmore Parties:

(a)            Representations and Warranties.

(i)            The representations and warranties of Liberty contained in the first and second sentences of Section 7.01 (Corporate Organization), and Section 7.02 (Due Authorization) (collectively, the “Liberty Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Liberty Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)           The representations and warranties of Liberty contained in Section 7.09(e) (Business Activities) and Section 7.11 (Capitalization) shall be true and correct in all respects as of the Closing Date.

(iii)          The representations and warranties of Liberty contained in Article VII (other than the Liberty Specified Representations and the representations and warranties of Liberty contained in Section 7.09(e)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Liberty Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to imminently result in, a Liberty Material Adverse Effect.

(b)            Agreements and Covenants. The covenants and agreements of Liberty in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)            Officer’s Certificate. Liberty shall have delivered to Markmore a certificate signed by an officer of Liberty, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.03(a), and Section 11.03(b) have been fulfilled.

Section 11.04         Frustration of Conditions. None of Liberty or Markmore Parties may rely on the failure of any condition set forth in this Article XI to be satisfied if such failure was caused by such Party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other Party to be satisfied, as required by Section 10.01.

Article XII
TERMINATION/EFFECTIVENESS

Section 12.01         Termination. This Agreement may be terminated, and the Transactions abandoned:

(a)            by mutual written consent of Markmore and Liberty;

(b)           prior to the Closing, by written notice to Markmore from Liberty if (i) there is any breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of a Markmore Party, such that the conditions specified in Section 11.02(a) or Section 11.02(b) would not be satisfied at the Closing (a “Terminating Markmore Breach”), except that, if such Terminating Markmore Breach is curable by a Markmore Party through the exercise of its reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Liberty provides written notice of such violation or breach and the Termination Date) after receipt by Markmore of notice from Liberty of such breach, but only as long as a Markmore Party continues to use its reasonable efforts to cure such Terminating Markmore Breach (the “Markmore Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Markmore Breach is not cured within the Markmore Cure Period, (ii) the Closing has not occurred on or before July 2, 2023 (the “Termination Date”); or (iii) the consummation of the Merger is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable Governmental Order; provided, that, the right to terminate this Agreement under subsection (i) or (ii) shall not be available if Liberty’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c)            prior to the Closing, by written notice to Liberty from Markmore if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Liberty set forth in this Agreement, such that the conditions specified in Section 11.03(a) or Section 11.03(b) would not be satisfied at the Closing (a “Terminating Liberty Breach”), except that, if any such Terminating Liberty Breach is curable by Liberty through the exercise of its reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Markmore provides written notice of such violation or breach and the Termination Date) after receipt by Liberty of notice from Markmore of such breach, but only as long as Liberty continues to exercise such reasonable efforts to cure such Terminating Liberty Breach (the “Liberty Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Liberty Breach is not cured within the Liberty Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Merger is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable Governmental Order; provided, that the right to terminate this Agreement under subsection (i) or (ii) shall not be available if Markmore’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; or

(d)           by written notice from Markmore to Liberty if the Special Meeting has been held, Liberty Shareholders have duly voted, and the Liberty Shareholder Approval has not been obtained (subject to any adjournment, postponement or recess of the meeting).

Section 12.02         Effect of Termination. Except as otherwise set forth in this Section 12.02 or Section 13.13, in the event of the termination of this Agreement pursuant to Section 12.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any Fraud or intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 8.03 (No Claim Against the Trust Account), Section 10.07 (Confidentiality; Publicity), this Section 12.02 (Effect of Termination) and Article XIII (Miscellaneous) (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article XIII
MISCELLANEOUS

Section 13.01         Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 13.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 13.02         Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)            If to Liberty to:

Liberty Resources Acquisition Corp.

Suite 500, 78 SW 7th Street
Miami, Florida 33130

Attn:
E-mail:

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Ave, NW, Suite 900

Washington, DC 20001
Attn: Andy Tucker
E-mail: andy.tucker@nelsonmullins.com

(b)           If to Markmore Parties, to:

Caspi Oil Gas LLC
10 Floor, Amangeldy st, 59A,

Almaty 050012, Republic of Kazakhstan
Attn: Ahmad Khairy Yahya, member of Supervisory Board

E-mail: khairy@markmore.com.my

with copies (which shall not constitute notice) to:

Markmore Energy Labuan Limited

No. 43, The Boulevard, Mid Valley City, Lingkaran Syed Putra, 59200, Kuala
Lumpur, Malaysia
Email: abutalib@atsz.com.my

or to such other address or addresses as the Parties may from time to time designate in writing.

Section 13.03         Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of Markmore and Liberty; provided, that any Markmore Party may delegate the performance of its obligations or assign its rights hereunder in part or in whole to any Affiliate of such Markmore Party so long as such Markmore Party remains fully responsible for the performance of the delegated obligations. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 13.03 shall be null and void, ab initio.

Section 13.04         Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of PubCo and Liberty (and their successors, heirs and Representatives) and each of the D&O Indemnitees are intended third-party beneficiaries of, and may enforce, Section 8.05 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 13.14 and Section 13.15.

Section 13.05      Expenses. Except as otherwise provided herein, each Party shall bear its own costs and expenses incurred in connection with this Agreement, the other Transaction Documents and the transactions herein and therein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing occurs, then the Outstanding Markmore Expenses and Outstanding Liberty Expenses shall be paid or reimbursed by Markmore. Notwithstanding anything to the contrary herein, if for any reason that is beyond control and responsibility of Markmore: (a) the Transaction is aborted or suspended, or (b) the Closing does not occur by the Termination Date, all costs and expenses of the Parties, including Markmore’s and the Markmore Parties’ expenses, incurred in connection with this Agreement shall be borne by Liberty.

Section 13.06      Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal Laws of the State of New York, including its statute of limitations, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws or statute of limitations of another jurisdiction.

Section 13.07      Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 13.08      Schedules and Exhibits. The Disclosure Letters and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Disclosure Letters and Exhibits shall be deemed references to such parts of this Agreement unless the context shall otherwise require. Any disclosure made by a Party in the Disclosure Letters with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply to the extent the relevance of such disclosure is reasonably apparent in such Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes.

Section 13.09      Entire Agreement. This Agreement (together with the Disclosure Letters and Exhibits to this Agreement and the other Transaction Documents) and that certain Non-Disclosure Agreement, dated as of December 6, 2021, by and between Markmore and Liberty (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement, the other Transaction Documents and the Confidentiality Agreement.

Section 13.10      Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 12.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 13.10.

Section 13.11      Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 13.12      Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions may only be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state and federal courts in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 13.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.13      Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any other Transaction Document in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any other Transaction Document and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 12.01, this being in addition to any other remedy to which they are entitled under this Agreement or any other Transaction Document, and (ii) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any other Transaction Document and to enforce specifically the terms and provisions of this Agreement or any other Transaction Document in accordance with this Section 13.13 shall not be required to provide any bond or other security in connection with any such injunction.

Section 13.14      Non-Recourse. Subject in all respects to the last sentence, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Markmore Parties or Liberty under this Agreement or for any claim based on, arising out of, or related to this Agreement or the Transactions, and each Party hereby waives and releases all claims, causes of actions and liabilities related thereto. Notwithstanding the foregoing, nothing in this Section 13.14 shall limit, amend or waive any rights or obligations of any party to any Transaction Document for any claim based on, in respect of or by reason of such rights or obligations.

Section 13.15      Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and each shall terminate and expire upon the occurrence of the Merger Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XIII. Nothing herein is intended to limit any Party’s liability for such Party’s Fraud.

Section 13.16      Acknowledgements.

(a)            Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the PubCo Representations constitute the sole and exclusive representations and warranties of PubCo in connection with the Transactions; (iii) the Markmore Representations constitute the sole and exclusive representations and warranties of Markmore in connection with the Transactions; (iv) the Liberty Representations constitute the sole and exclusive representations and warranties of Liberty in connection with the Transactions; (v) except for the PubCo Representations by PubCo, the Markmore Representations by Markmore and the Liberty Representations by Liberty, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (vi) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the PubCo Representations by PubCo, the Markmore Representations by Markmore and the Liberty Representations by Liberty. The foregoing does not limit any rights of any Party pursuant to any other Transaction Document against any other Party pursuant to such Transaction Document to which it is a party or an express third-party beneficiary thereof. Except as otherwise expressly set forth in this Agreement, Liberty understands and agrees that any assets, properties and business of Markmore and its Subsidiaries are furnished “as is,” “where is” and subject to and except for the PubCo Representations by PubCo and Markmore Representations by Markmore or as provided in any certificate delivered in accordance with Section 11.02(c), with all faults and without any other representation or warranty of any nature whatsoever. Nothing in this Section 13.16(a) shall relieve any Party of liability in the case of Fraud committed by such Party.

(b)            Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Disclosure Letters, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 13.16. Notwithstanding anything herein to the contrary, nothing in this Section 13.16(b) shall preclude any Party from seeking any remedy for Fraud by a Party. Each Party shall have the right to enforce this Section 13.16 on behalf of any Person that would be benefitted or protected by this Section 13.16 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 13.16 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the Transactions, including any other Transaction Document.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Business Combination Agreement to be duly executed as of the date hereof.

LIBERTY RESOURCES ACQUISITION CORP.

By:	/s/ Dato’ Maznah Binti Abdul Jalil
Name:	Dato’ Maznah Binti Abdul Jalil
Title:	Chief Executive Officer

LIBERTY ONSHORE ENERGY B.V.

By:	/s/ Abu Talib bin Abdul Rahman
Name:	Abu Talib bin Abdul Rahman
Title:	Director

LIBERTY ONSHORE RESOURCES B.V.

By: LIBERTY ONSHORE ENERGY B.V., its Manager

By:	/s/ Abu Talib bin Abdul Rahman
Name:	Abu Talib bin Abdul Rahman
Title:	Director

LIBY MERGER SUB LLC

By: LIBERTY ONSHORE ENERGY B.V., its Manager

By:	/s/ Abu Talib bin Abdul Rahman
Name:	Abu Talib bin Abdul Rahman
Title:	Director

MARKMORE ENERGY (LABUAN) LIMITED

By:	/s/Tan Sri Halim Saad
Name:	Tan Sri Halim Saad
Title:	Executive Chairman